AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 14, 2013

REGISTRATION NO. 333-174223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Red Metal Resources Ltd.
(Exact name of registrant as specified in its charter)

Nevada	1000	20-2138504
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9

 (Address and telephone number of principal executive offices)

Caitlin Jeffs
Chief Executive Officer
195 Park Avenue
Thunder Bay
Ontario, Canada P7B 1B9
(807) 345-7384

(Name, address and telephone number of agent for service)

Copies to:

Mary Ann Sapone, Esq.
Richardson & Patel, LLP
1100 Glendon Avenue, 8th Floor
Los Angeles, California 90024
(707) 937-2059
(310) 208-1154 (fax)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED JUNE 14, 2013

RED METAL RESOURCES LTD.

This prospectus relates to the public offering of up to 2,500,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Red Metal Resources Ltd. by the selling stockholder.

We will not receive any of the proceeds from the sale of Common Stock by the selling stockholder.

Our Common Stock is traded on the OTC QB under the ticker symbol “RMES”.  The last reported sales price was $0.04 on June 11, 2013.

We will pay the expenses of registering these shares.

Investment in the Common Stock involves a high degree of risk.  You should consider carefully the risk factors beginning on page 5 of this prospectus before purchasing any of the shares offered by this prospectus.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required.  You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is_________, 2013

RED METAL RESOURCES LTD.

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling stockholder is offering to sell and seeking offers to buy shares of our Common Stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock.  The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the selling stockholder, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the selling stockholder.  This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.  Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.  The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  You should read the entire prospectus carefully, including, the section entitled “Risk Factors” before deciding to invest in our Common Stock.

About Us

We are a start-up exploration stage company without operations.  We are in the business of acquiring and exploring mineral claims.  All of our claims are located in the III Region of Atacama, Chile.  We have not determined whether our claims contain mineral reserves that are economically recoverable.   We have not produced revenues from our principal business and are considered an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.”

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims.  Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  Some of our pedimentos may have been staked over other owners’ claims as permitted by the Chilean mining code, which means that our rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  To the best of our knowledge, and after consultation with an attorney knowledgeable in the practice of mining, we believe that we have taken the steps necessary to ensure that we have good title to our mineral claims.  We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin and we review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  We have discovered no such claims.

Chile’s mining and land tenure policies were established to secure the property rights of both domestic and foreign investors to stimulate development of mining in Chile.  The government of Chile owns all mineral resources, but exploration and exploitation of these resources are permitted through exploration and mining concessions.  A mineral concession must pass through three stages to become a permanent mining concession, namely, pedimento, manifestacion and mensura.

A pedimento is an initial exploration claim. It can be placed on any area, whereas the survey to establish a permanent mensura claim can only be completed on free areas where no other mensuras exist.  A pedimento is valid for a maximum of two years.  At the end of this period it may either be reduced in size by at least 50% and renewed for an additional two years or entered into the manifestacion process to establish a permanent mensura claim.  New pedimentos can overlap existing pedimentos, but the pedimento with the earliest filing date takes precedence providing the claim holder maintains the pedimento in accordance with the mining code and the applicable regulations.

Manifestacion is the process by which a pedimento is converted to a permanent mining claim.  At any stage during its two-year life, the holder of a pedimento can submit a manifestacion application, which is valid for 220 days.  To begin the manifestacion process, the owner must request a survey (mensura) within 220 days.  After the survey request is accepted, the owner has approximately 12 months to have the claim surveyed by a government-licensed surveyor, inspected and approved by the national mining service, and affirmed as a mensura (equivalent to a patented claim) by a judge.  Thereafter, an abstract describing the claim is published in Chile’s official mining bulletin (published weekly) and 30 days later the claim is inscribed in the appropriate mining registry.

A mensura is a permanent property right that does not expire so long as the annual taxes (patentes) are paid in a timely manner.  Failure to pay the patentes for an extended period can result in the claim being listed for sale at auction, where a third party can acquire a claim for the payment of the back taxes owed and a penalty.

In Chile, we have both pedimento and mensura claims.  We cannot guarantee that any of our pedimento claims will convert to mensura claims.  Some of our pedimentos are still in the registration process and some are in the manifestacion stage.  We may decide, for geologic, economic or other reasons, not to complete a registration or manifestacion or to abandon a claim after it is registered.  Some of our pedimentos may have been staked over other owners’ claims as permitted by the Chilean mining code.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  Our purpose in over-staking is to claim free ground around others’ claims and to have the first right to forfeited claims if we want them.  Over-staking is easier and less costly than staking available ground around claims and ensures that all available ground is covered that might otherwise be missed.

We have a close working relationship with Minera Farellon Limitada, a Chilean company owned equally by Kevin Mitchell, Polymet’s legal representative in Chile, and Richard Jeffs, the father of our president who holds more than 5% of our shares of Common Stock.  Minera Farellon investigates potential claims and often ties them up by staking new claims, optioning existing claims, or buying others’ claims, all at its cost.  This gives us an opportunity to review the claims to decide whether they are of interest to us.  If we are interested, then we either proceed to acquire an interest in the property directly from the owner, or, if Minera Farellon has already obtained an interest, we take an option to acquire its interest.  Minera Farellon, which is located in the city of Vallenar, also provides all of our logistical support in Vallenar under month-to-month contracts, which enables us to limit our operating expenses to those needed from time to time.

Corporate History

Red Metal Resources Ltd. was incorporated in Nevada on January 10, 2005 as Red Lake Exploration, Inc.  We changed our name to Red Metal Resources Ltd. on August 27, 2008.

On August 21, 2007, we formed Minera Polymet Limitada, a limited liability company, under the laws of the Republic of Chile.  We own 99% of Polymet, which holds our Chilean mineral property interests.  Under Chilean law, a resident of Chile must be a stockholder in a limitada.  To meet this requirement, 1% of Polymet is owned by a Chilean resident, an experienced manager who has organized an office and other resources for us to use and is Polymet’s legal representative in Chile. Polymet’s office is located in Vallenar, III Region of Atacama, Chile.

Our resident agent’s office is at 711 S. Carson Street, Suite 4, Carson City, Nevada, 89701.  Our business office is at 195 Park Avenue, Thunder Bay, Ontario, Canada, P7B 1B9.  Our telephone number is (807) 345-7384; our email address is admin@redmetalresources.com; and our web address is www.redmetalresources.com.  Information on our web site is not a part of this registration statement.

Our shares of Common Stock are traded on the OTC QB under the ticker symbol “RMES”.

As used in this prospectus and the registration statement of which it forms a part, the terms the “Company”, “we”, “us”, or “our” refer to Red Metal Resources Ltd. and its subsidiary, unless the context indicates otherwise.

About This Offering

This prospectus includes 2,500,000 shares of Common Stock offered by the selling stockholder identified in the section titled “Selling Security Holders”.

On April 7, 2011, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors for the sale of 6,723,333 units at a price of $.30 per unit (the “Units”) (the “Offering”) for gross proceeds of $2,017,000.  Each Unit consisted of one share of Common Stock (the “Shares”) and one warrant to purchase one share of Common Stock (the “Warrants”).  The Warrants had an exercise price of $0.50 per share and were exercisable for a period of two years.  The Warrants contain a call provision, which allows the Company to call the warrants upon the occurrence of certain conditions.

If, after the effective date of a registration statement providing for the resale of the Common Stock underlying the Warrants, (i) the Volume Weighted Average Price (as defined in the Warrant), for each of 20 consecutive business days (“Measurement Period”) exceeds $0.75, (ii) the average daily volume during the Measurement Period exceeds $50,000 per business day; and (iii) the holder of the Warrant is not in possession of any information that constitutes, or might constitute, material non-public information which was provided by the Company, then the Company may, within 5 business days of the end of such Measurement Period, call for cancellation of all or any portion of the Warrants for consideration equal to $0.001 per share.

On April 4, 2013, we reduced the exercise price of the Warrants to $0.10 per share and extended the term to April 7, 2014. We also notified the holders that we would not continue to include the Common Stock underlying the Warrants in the registration statement of which this prospectus is a part.

The net proceeds to the Company from the Offering, after deducting placement agent fees and estimated offering expenses, totaled approximately $1,862,462.  The Offering closed on April 7, 2011.

The Company retained the services of a placement agent for the Offering.  The placement agent received a cash commission of $58,900 and a warrant to purchase 196,333 shares of Common Stock calculated based upon the purchasers introduced to the Company by the placement agent.

The Company relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

The foregoing summaries of the terms of the Securities Purchase Agreement, the Registration Rights Agreement and the Warrants are subject to, and qualified in their entirety by, such documents which are attached to the Registration Statement on Form S-1, of which this prospectus is a part, as Exhibits 10.9, 10.10 and 10.11, respectively.

Summary of the Shares offered by the Selling Stockholder

The following is a summary of the shares being offered by the selling stockholder:

Common Stock offered by the selling stockholder	Up to 2,500,000 shares of Common Stock.

Common Stock outstanding prior to the offering	17,956,969 (1)

Common Stock to be outstanding after the offering	17,956,969

Use of proceeds	We will not receive any proceeds from the sale of the Common Stock hereunder.

(1) The number of shares of our Common Stock to be outstanding both before and after this offering is based on the number of shares outstanding as of June 11, 2013 and excludes:

•	1,040,000 shares of our Common Stock issuable upon exercise of stock options under our 2011 Equity Incentive Plan at a weighted average exercise price of $0.50 per share;

•	7,187,000 shares of our Common Stock reserved for issuance under outstanding warrant agreements, at a weighted average exercise price of $0.12 per share; and

•	560,000 shares of our Common Stock reserved for future issuance under our 2011 Equity Incentive Plan.

RISK FACTORS

We are subject to various risks that may materially harm our business, prospects, financial condition and results of operations.  An investment in our common stock is speculative and involves a high degree of risk. In evaluating an investment in shares of our common stock, you should carefully consider the risks described below, together with the other information included in this prospectus.

The risks described below are not the only risks we face.  If any of the events described in the following risk factors actually occurs, or if additional risks and uncertainties that are not presently known to us or that we currently deem immaterial later materialize, then our business, prospects, results of operations and financial condition could be materially adversely affected.  In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our shares. The risks discussed below include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements.

Risks Related to Our Business

During the fiscal years ended January 31, 2013 and 2012, and continuing during the quarter ended April 30, 2013, we earned no significant revenue while our operating expenses totaled $1,108,226, $2,928,188 and $147,484, respectively.  If we do not find sources of financing as and when we need them, we may be required to cease our operations.

Mineral exploration and development are very expensive.  During the fiscal year that ended on January 31, 2013, we earned $7,804 in geological consulting revenue while our operating expenses totaled $1,108,226.  During the quarter that ended on April 30, 2013 and the fiscal year that ended on January 31, 2012, we earned no royalty revenue while our operating expenses totaled $147,484 and $2,928,188, respectively.  This resulted in a total accumulated loss of $7,232,913 since inception.  As of April 30, 2013 we had cash of $39,682.  Since inception, we have sold our securities and borrowed money to fund our operations.  Our ability to continue our operations, including exploring and developing our properties, will depend on our ability to generate operating revenue, obtain additional financing, or enter into joint venture agreements.  Until we earn enough revenue to support our operations, which may never happen, we will continue to be dependent on loans and sales of our equity or debt securities to continue our development and exploration activities.  If we do not find sources of financing as and when we need them, we may be required to severely curtail, or even to cease, our operations.

Our auditors have expressed substantial doubt about our ability to continue as a going concern; as a result we could have difficulty finding additional financing.

Our financial statements have been prepared assuming that we will continue as a going concern.   Except for approximately $23,500 of royalty and consulting income, we have not generated any revenue since inception and have accumulated losses.  As a result, our auditors have expressed substantial doubt about our ability to continue as a going concern.  Our ability to continue our operations depends on our ability to complete equity or debt financings as we need capital or generate profitable operations.  Such financings may not be available or may not be available on reasonable terms.  Our financial statements do not include any adjustments that could result from the outcome of this uncertainty.

Unfavorable economic conditions have had a material adverse effect on us since raising capital to continue our operations is more difficult.

The financial crisis which began in 2007 and continues today has had an adverse impact on our business and financial position, since we must rely on sales of our securities and loans to continue our operations.  We have found that there is less capital available to us and less appetite for risk by investors.  Furthermore, we have found that locating other mineral exploration companies with available funds who are willing to engage in risky ventures such as the exploration of our properties has become very difficult since the economic downturn.  If we are unable to raise additional capital, we may not be able to develop our properties or continue our operations.

Our business was formed in January 2005 and our operations, to date, have earned only minimal revenues.  Due to the high costs of acquiring and exploring claims, we may never be profitable.  We expect to continue to incur operating losses during the next 12 months.

We were incorporated on January 10, 2005, and to date have been involved primarily in organizational activities, acquiring and exploring mineral claims and obtaining financing.  We have earned minimal revenues and we are not profitable.  Whether we will be successful as a mining company must be considered in light of the costs, difficulties, complications and delays associated with our proposed exploration programs.  These potential problems include, but are not limited to, finding claims with mineral deposits that can be cost-effectively mined, the costs associated with acquiring the properties and the unavailability of human or equipment resources.  We have a short history and have had no more than minimal operations until April 25, 2008 when we acquired the mining claims known as Farellon Alto 1 – 8 in Chile.  We cannot assure you that we will ever generate significant revenue from our operations or realize a profit.  We expect to continue to incur operating losses during the next 12 months.

We owe approximately $1.75 million to related parties.  It is our intention to issue shares of our common stock to pay a portion of this debt, which will result in substantial dilution to our existing stockholders.

As of April 30, 2013, we owed approximately $1.75 million to related parties for loans and for services rendered to us.  We do not have the cash resources to pay this debt therefore we are planning to partially pay these individuals by issuing shares of our common stock to them.  Because the market value of our common stock is very low, the number of shares that we issue will be significant and will result in substantial dilution to our current stockholders in the book value of their common stock.

If we register the shares of common stock we issue to pay part of our related party debt, the price of our common stock could decline.

If we register the common stock we issue as a payment for part of our related party debt, the shares could be sold without restriction, which could have the effect of driving down the price of our common stock in the market.

Our joint development and operating arrangements may not be successful.

We have in the past, and may in the future, enter into joint venture arrangements in order to share the risks and costs of developing and operating properties. In a typical joint venture arrangement, the partners own a proportionate share of the assets, are entitled to indemnification from each other and are only responsible for any future liabilities in proportion to their interests in the joint venture. If a party fails to perform its obligations under a joint venture agreement, we could incur liabilities and losses in excess of our pro-rata share of the joint venture.  We make investments in exploration and development projects that may have to be written off in the event we do not proceed to a commercially viable mining operation.

Our joint venture agreements may not always be successful.  For example, on March 14, 2011, our subsidiary, Minera Polymet, granted to Revonergy Inc. the right to earn a 50% joint venture interest in the Perth property.  However, Revonergy decided not to exercise that right and the agreement has been terminated.

In some instances members of the board of directors or an officer may be liable for losses incurred by holders of our common stock.  If a stockholder were to prevail in such an action in the U.S., it may be difficult for the stockholder to enforce the judgment against any of our directors or officers, who are not U.S. residents.

In certain instances, such as trading securities based on material non-public information, a director or officer may incur liability to stockholders for losses sustained by the stockholders as a result of the director’s or officer’s illegal or negligent activity.  However, all of our directors and officers live and maintain a substantial portion of their assets outside the U.S.  As a result it may be difficult or impossible to effect service of process within the U.S. upon these directors and officers or to enforce in the courts any judgment obtained here against them predicated upon any civil liability provisions of the U.S. federal securities laws.

Foreign courts may not entertain original actions predicated solely upon U.S. federal securities laws against these directors or officers and judgments predicated upon any civil liability provisions of the U.S. federal securities laws may not be directly enforceable in foreign countries.

As a result of the foregoing, it may be difficult or impossible for a stockholder to recover from any of these directors or officers if, in fact, the stockholder is damaged as a result of the negligent or illegal activity of an officer or director.

Mineral exploration is highly speculative and risky; we might not find mineral deposits that can be extracted cost effectively on our claims.

Exploration for mineral deposits is a speculative venture involving substantial risk.  Problems such as unusual and unexpected rock formations often result in unsuccessful exploration efforts.  We cannot assure you that our claims contain mineral deposits that can be extracted cost effectively.

Mineral exploration is hazardous.  We could incur liability or damages as we conduct our business due to the dangers inherent in mineral exploration.

The search for minerals is hazardous.  We could become liable for hazards such as pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure.  We have no insurance for these kinds of hazards, nor do we expect to get such insurance for the foreseeable future.  If we were to suffer from such a hazard, the costs of rectifying it could exceed our asset value and require that we liquidate our assets.

We have no known mineral reserves and if we cannot find any, we may have to cease operations.

It is unknown whether our properties contain viable mineral reserves.  If we do not find a viable mineral reserve, or if we cannot exploit the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we may have to cease operations and you may lose your investment.  Mineral exploration is a highly speculative endeavor.  It involves many risks and is often non-productive.  Even if mineral reserves are discovered on our properties, our production capabilities will be subject to further risks and uncertainties including:

(i)
Costs of bringing the property into production including exploration work, preparation of production feasibility studies, and construction of production facilities, all of which we have not budgeted for;

(ii)	Availability and costs of financing;
(iii)	Ongoing costs of production; and
(iv)	Environmental compliance regulations and restraints.

In the future we may be required to comply with government regulations affecting mineral exploration and exploitation, which could adversely affect our business, the results of our operations and our financial condition.

The mining business is subject to various levels of government control and regulation, which are supplemented and revised from time to time.  We cannot predict what legislation or revisions might be proposed that could affect our business or when any such proposals, if enacted, might become effective.  Our exploration activities are subject to laws and regulations governing worker safety, and, if we explore within the national park that is part of our Farellon property, protection of endangered and other special status species as well as protection of significant archeological remains, if there are any, will likely require compliance with additional laws and regulations.   The cost of complying with these regulations has not been burdensome to date, but if we mine our properties and process more than 5,000 tonnes of ore monthly, we will be required to submit an environmental impact study for review and approval by the federal environmental agency.  We anticipate that the cost of such a study will be significant.  If the study were to show too great an adverse impact on the environment, we might be unable to develop the property or we might have to engage in expensive remedial measures during or after developing the property, which could make production unprofitable.  This requirement could materially adversely affect our business, the results of our operations and our financial condition if we were to proceed to mine a property or process ore on the property.  We have no immediate or intermediate plans to process ore on any of our properties.

If we do not comply with applicable environmental and health and safety laws and regulations, we could be fined, enjoined from continuing our operations, and suffer other penalties.  Although we make every attempt to comply with these laws and regulations, we cannot assure you that we have fully complied or will always fully comply with them.

We might not be able to market any minerals that we find on our mineral claims due to market factors that are beyond our control.

Even if we discover minerals that can be extracted cost-effectively, we may not be able to find a ready market for our minerals.  Many factors beyond our control affect the marketability of minerals.  These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection.  We cannot accurately predict the effect of these factors, but any combination of these factors could result in an inadequate return on invested capital.

We are not certain that we can successfully compete in the mineral exploration business.  We do not represent a significant presence in this industry.

The mineral exploration business is an extremely competitive industry.  We are competing with many other exploration companies looking for minerals.  We are one of the smallest exploration companies and we do not represent a significant presence in the mineral exploration business.  Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies.  We may not have the means to compete successfully for these resources.

We conduct operations in a foreign jurisdiction, and are subject to certain risks that may limit or disrupt our business operations.

Our head office is in Canada and our mining operations are in Chile.  Mining investments are subject to the risks normally associated with the conduct of any business in foreign countries including uncertain political and economic environments; wars, terrorism and civil disturbances; changes in laws or policies, including those relating to imports, exports, duties and currency; cancellation or renegotiation of contracts; royalty and tax increases or other claims by government entities, including retroactive claims; risk of expropriation and nationalization; delays in obtaining or the inability to obtain or maintain necessary governmental permits; currency fluctuations; restrictions on the ability of local operating companies to sell gold, copper or other minerals offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts; import and export regulations, including restrictions on the export of gold, copper or other minerals; limitations on the repatriation of earnings; and increased financing costs.

These risks could limit or disrupt our exploration programs, cause us to lose our interests in our mineral claims, restrict the movement of funds, cause us to spend more than we expected, deprive us of contract rights or result in our operations being nationalized or expropriated without fair compensation, and could materially adversely affect our financial position or the results of our operations.  If a dispute arises from our activities in Chile, we could be subject to the exclusive jurisdiction of courts outside North America, which could adversely affect the outcome of the dispute.

While we take the steps we believe are necessary to maintain legal ownership of our claims, title to mineral claims may be invalidated for a number of reasons, including errors in the transfer history or our acquisition of a claim we believed, after appropriate due diligence investigation, to be valid, but in fact, wasn’t.  If ownership of our claims was ultimately determined to be invalid, our business and prospects would likely be materially and adversely affected.

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims.  Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  We take a number of steps to protect the legal ownership of our claims, including having our contracts and deeds notarized, recording these documents with the registry of mines and publishing them in the mining bulletin.  We also review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  However, none of these steps guarantees that another party could not challenge our right to a claim.  Any such challenge could be costly to defend and, if we lost our claim, our business and prospects would likely be materially and adversely affected.

We cannot guarantee that any of our pedimento claims will convert to mensura claims.

Some of our exploration claims (pedimentos) are still in the registration process.  We cannot guarantee that any of our pedimento claims will convert to mining claims (mensuras).  Some of our pedimentos may have been staked over other owners’ claims, as permitted by the Chilean mining code.  The pedimento with the earliest filing date takes precedence providing the claim holder maintains its claim in accordance with the mining code and the applicable regulations.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  We will exercise any right that we acquire through forfeiture only if the ground remains of interest to us.

We sometimes hold a significant portion of our cash in United States dollars, which could weaken our purchasing power in other currencies and limit our ability to conduct our exploration programs.

Currency fluctuations could affect the costs of our operations and affect our operating results and cash flows.  Gold and copper are sold throughout the world based principally on the U.S. dollar price, but most of our operating expenses are incurred in local currencies, such as the Canadian dollar and the Chilean peso.  The appreciation of other currencies against the U.S. dollar can increase the costs of our operations.

We sometimes hold a significant portion of our cash in U.S. dollars.  Currency exchange rate fluctuations can result in conversion gains and losses and diminish the value of our U.S. dollars.  If the U.S. dollar declined significantly against the Canadian dollar or the Chilean peso, our U.S.-dollar purchasing power in Canadian dollars and Chilean pesos would also significantly decline and that could make it more difficult to conduct our business operations.  We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

Risks Related to Our Common Stock

Because our directors are not independent they can make and control corporate decisions that may be disadvantageous to other common stockholders.

Our securities are not listed on a national securities exchange or quoted on an inter-dealer quotation system that requires that directors be independent.  Using the definition of “independent” in Rule 5605 of Nasdaq’s Rules, we have determined that none of our directors are independent. Our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets.  They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

We do not expect to declare or pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and have no plans to do so in the foreseeable future. We intend to retain any earnings to develop, carry on, and expand our business.

“Penny stock” rules may make buying or selling our common stock difficult, and severely limit its marketability and liquidity.

Because our securities are considered a penny stock, stockholders will be more limited in their ability to sell their shares. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. Because our securities constitute “penny stocks” within the meaning of the rules, the rules apply to us and to our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them. As long as the trading price of our common shares is less than $5.00 per share, the common shares will be subject to Rule 15g-9 under the Exchange Act. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities laws;

•	contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

•	contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such shares; and (d) a monthly account statement showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our shares.

FORWARD-LOOKING STATEMENTS

Statements in this prospectus may be “forward-looking statements.” Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including those described below and those risks discussed from time to time in this prospectus, including the risks described under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus and in other documents which we file with the Securities and Exchange Commission.  Other factors that might cause such a difference include, but are not limited to:

•	general economic conditions, because they may affect our ability to raise money
•	our ability to raise enough money to continue our operations
•	changes in regulatory requirements that adversely affect our business
•	changes in the prices for minerals that adversely affect our business
•	political changes in Chile, which could affect our interests there
•	other uncertainties, all of which are difficult to predict and many of which are beyond our control

Any forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this prospectus, except as may be required under applicable securities laws.

USE OF PROCEEDS

We will receive no proceeds from the sale of shares of Common Stock offered by the selling stockholder.

SELLING SECURITY HOLDERS

This prospectus includes 2,500,000 shares of Common Stock offered by the selling stockholder.

The following table details the number of shares owned by the selling stockholder and the number of shares that may be offered by the selling stockholder, for resale under this prospectus.  The selling stockholder owns approximately 24.44% of our outstanding Common Stock.  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days.  Applicable percentage ownership is based on 17,956,969 shares of Common Stock outstanding as of June 11, 2013, together with securities exercisable or convertible into shares of Common Stock within 60 days of such date for the stockholder.  Number and percentage owned after the offering assumes the sale of all shares offered under this prospectus.  The selling stockholder is not a broker-dealer or an affiliate of a broker-dealer.  The selling stockholder may sell up to 2,500,000 shares of our Common Stock from time to time in one or more offerings under this prospectus.  Because the selling stockholder may offer all, some or none of the shares he holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by the selling stockholder after the offering can be provided.  The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholder.

Table 1: Selling Security Holders
Name of Selling Stockholder	Beneficial Ownership(1) Prior to the Offering		Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering(2)	Percentage Owned After the Offering

Robert Andjelic	5,000,000	(3)	2,500,000	2,500,000	12.22%

Total	5,000,000		2,500,000	2,500,000	12.22%

(1)
Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security.  The selling stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by the selling stockholder.

(2)
As of June 11, 2013, there were 17,956,969 shares of our Common Stock issued and outstanding.  In determining the percentage of Common Stock beneficially owned by the selling stockholder as of June 11, 2013, (a) the numerator is the number of shares of Common Stock beneficially owned by the selling stockholder (including the shares that he has the right to acquire within 60 days of June 11, 2013), and (b) the denominator is the sum of (i) the 17,956,969 shares of Common Stock outstanding on June 11, 2013 and (ii) 2,500,000, which is the number of shares of Common Stock which the selling stockholder has the right to acquire within 60 days of June 11, 2013.

(3)	Represents (a) 2,500,000 shares of common stock and (b) 2,500,000 shares of Common Stock issuable upon exercise of the Warrant.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of his shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.  We have not been advised of any arrangements by the selling stockholder for the sale of any of the common stock owned by him.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	crosses, where the same broker acts as an agent on both sides of the trade;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This prospectus includes 2,500,000 shares of our Common Stock offered by the selling stockholder.  The following description of our Common Stock is only a summary.  You should also refer to our certificate of incorporation and bylaws, which have been filed as exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share.

Common Stock

As at June 11, 2013, 17,956,969 shares of Common Stock were issued and outstanding and held by 33 stockholders of record.  This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote.  Holders of Common Stock do not have cumulative voting rights.  Holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors.  Holders of three percent of our shares of Common Stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to make certain fundamental corporate changes such as a liquidation, a merger or an amendment to our Articles of Incorporation.

Holders of Common Stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock.  Holders of our Common Stock have no preemptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Section 2.3 of article 2 of our bylaws states that a special meeting of our stockholders may be called at any time only by the president or the secretary, by the resolution of the board of directors, or on the written request of stockholders owning a majority of our issued and outstanding voting shares.  This provision could prevent stockholders from calling a special meeting because, unless certain significant stockholders were to join with them, they might not obtain the majority necessary to request the meeting.  Therefore, stockholders holding less than a majority of the issued and outstanding common stock, without the assistance of management, may be unable to propose a vote on any transaction that would delay, defer or prevent a change of control, even if the transaction were in the best interests of our stockholders.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the Offering, any interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

DESCRIPTION OF BUSINESS

The following is a glossary of selected mining terms used in the United States and Canada and referenced in this prospectus:

Term	Definition
Ag	Silver
Airborne survey	A survey made from an aircraft to obtain photographs, or measure magnetic properties, radioactivity, etc.
Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
Au	Gold
Bulk sample
A large sample of mineralized rock, frequently hundreds of tonnes, selected in such a manner as to be representative of the potential mineral deposit (orebody) being sampled and used to determine metallurgical characteristics.

By-product	A secondary metal or mineral product recovered in the milling process.
Core	The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling
Core sample	One or several pieces of whole or split parts of core selected as a sample for analysis or assay.
Cross-cut
A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.  The term is also used to signify that a drill hole is crossing the mineralization at or near right angles to it.

Cu	Copper
Cut-off grade
The lowest grade of mineralized rock that qualifies as ore grade in a given deposit, and is also used as the lowest grade below which the mineralized rock currently cannot be profitably exploited.  Cut-off grades vary between deposits depending upon the amenability of ore to gold extraction and upon costs of production.

Diorite	An intrusive igneous rock composed chiefly of sodic plagioclase, hornblende, biotite or pyroxene.
Drift	A horizontal or nearly horizontal underground opening driven along a vein to gain access to the deposit.
Exploration	Prospecting, sampling, mapping, diamond drilling and other work involved in searching for or defining a mineral deposit.
Face	The end of a drift, cross-cut or stope in which work is taking place.
Fault	A break in the earth's crust caused by tectonic forces which have moved the rock on one side with respect to the other.
Grade
Term used to indicate the concentration of an economically desirable mineral or element in its host rock as a function of its relative mass.  With gold or silver, this term may be expressed as grams per tonne (g/t) or ounces per tonne (opt or oz/t).

Gram	0.0321507 troy ounces
g/t	Grams per metric tonne
Hydrothermal	Processes associated with heated or superheated water, especially mineralization or alteration.
Km	Kilometre(s). Equal to 0.62 miles.
Leaching	The separation, selective removal or dissolving-out of soluble constituents from a rock or ore body by the natural actions of percolating solutions.
M	Metre(s). Equal to 3.28 feet.
Metamorphic	Affected by physical, chemical, and structural processes imposed by depth in the earth’s crust.
Mine	An excavation on or beneath the surface of the ground from which mineral matter of value is extracted.
Net Smelter Return (“NSR”)
A payment made by a producer of metals based on the value of the gross metal production from the property, less deduction of certain limited costs including smelting, refining, transportation and insurance costs.

Orebody	A term used to denote the mineralization contained within an economic mineral deposit.
Outcrop	An exposure of rock or mineral deposit that can be seen on the surface, that is, not covered by soil or water.

Oxidation	A chemical reaction caused by exposure to oxygen that results in a change in the chemical composition of a mineral.
Oz	Ounce. A measure of weight in gold and other precious metals, correctly troy ounces, which weigh 31.1 grams as distinct from an imperial ounce which weigh 28.4 grams.
Shaft	A vertical passageway to an underground mine for moving personnel, equipment, supplies and material including ore and waste rock.
Strike	The direction, or bearing from true north, of a vein or rock formation measure on a horizontal surface.
Stringer	A narrow vein or irregular filament of a mineral or minerals traversing a rock mass.
Sulphides	A group of minerals which contains sulfur and other metallic elements such as copper and zinc. Gold is usually associated with sulphide enrichment in mineral deposits.
Tailings	Material rejected from a mill after most of the recoverable valuable minerals have been extracted.
Vein	A fissure, fault or crack in a rock filled by minerals that have travelled upwards from some deep source.
Zone	An area of distinct mineralization.

Our Business

Red Metal Resources Ltd. was incorporated in Nevada on January 10, 2005 as Red Lake Exploration, Inc.  We changed our name to Red Metal Resources Ltd. on August 27, 2008.

On August 21, 2007, we formed Minera Polymet Limitada, a limited liability company, under the laws of the Republic of Chile.  We own 99% of Polymet, which holds our Chilean mineral property interests.  Under Chilean law, a resident of Chile must be a stockholder in a limitada.  To meet this requirement, 1% of Polymet is owned by a Chilean resident, an experienced manager who has organized an office and other resources for us to use and is Polymet’s legal representative in Chile. Polymet’s office is located in Vallenar, III Region of Atacama, Chile.  When we refer to “Red Metal”, the “company”, “we”, “us” or “our” in this prospectus, we mean Red Metal Resources Ltd. together with Minera Polymet Limitada.

Our resident agent’s office is at 711 S. Carson Street, Suite 4, Carson City, Nevada, 89701.  Our business office is at 195 Park Avenue, Thunder Bay, Ontario, Canada, P7B 1B9.  Our telephone number is (807) 345-7384; our email address is admin@redmetalresources.com; and our web address is www.redmetalresources.com.  Information on our web site is not a part of this prospectus.

We are a start-up exploration stage company without operations.  We are in the business of acquiring and exploring mineral claims. All of our claims are located in the III Region of Atacama, Chile. We have not determined whether our claims contain mineral reserves that are economically recoverable. We have not produced revenues from our principal business and are considered an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.”

Our ability to realize a return on our investment in mineral claims depends upon whether we maintain the legal ownership of the claims. Title to mineral claims involves risks inherent in the process of determining the validity of claims and the ambiguous transfer history characteristic of many mineral claims.  To the best of our knowledge, and after consultation with an attorney knowledgeable in the practice of mining, we believe that we have taken the steps necessary to ensure that we have good title to our mineral claims.  We have had our contracts and deeds notarized, recorded in the registry of mines and published in the mining bulletin and we review the mining bulletin regularly to determine whether other parties have staked claims over our ground.  We have discovered no such claims.

Chile’s mining and land tenure policies were established to secure the property rights of both domestic and foreign investors to stimulate development of mining in Chile. The government of Chile owns all mineral resources, but exploration and exploitation of these resources are permitted through exploration and mining concessions. A mineral concession must pass through three stages to become a permanent mining concession, namely, pedimento, manifestacion and mensura.

A pedimento is an initial exploration claim. It can be placed on any area, whereas the survey to establish a permanent mensura claim can only be completed on free areas where no other mensuras exist. A pedimento is valid for a maximum of two years. At the end of this period it may either be reduced in size by at least 50% and renewed for an additional two years or entered into the manifestacion process to establish a permanent mensura claim. New pedimentos can overlap existing pedimentos, but the pedimento with the earliest filing date takes precedence providing the claim holder maintains the pedimento in accordance with the mining code and the applicable regulations.

Manifestacion is the process by which a pedimento is converted to a permanent mining claim. At any stage during its two-year life, the holder of a pedimento can submit a manifestacion application, which is valid for 220 days. To begin the manifestacion process, the owner must request a survey (mensura) within 220 days. After the survey request is accepted, the owner has approximately 12 months to have the claim surveyed by a government-licensed surveyor, inspected and approved by the national mining service, and affirmed as a mensura (equivalent to a patented claim) by a judge. Thereafter, an abstract describing the claim is published in Chile’s official mining bulletin (published weekly) and 30 days later the claim is inscribed in the appropriate mining registry.

A mensura is a permanent property right that does not expire so long as the annual fees (patentes) are paid in a timely manner. Failure to pay the patentes for an extended period can result in the claim being listed for sale at auction, where a third party can acquire a claim for the payment of the back taxes owed and a penalty.

In Chile, we have both pedimento and mensura claims.  We cannot guarantee that any of our pedimento claims will convert to mensura claims. Some of our pedimentos are still in the registration process and some are in the manifestacion stage. We may decide, for geologic, economic or other reasons, not to complete a registration or manifestacion or to abandon a claim after it is registered.  Some of our pedimentos may have been staked over other owners’ claims as permitted by the Chilean mining code.  Our pedimento rights in these claims will not crystallize unless the owners of the underlying claims fail to pay their taxes or otherwise forfeit their interests in their claims.  Our purpose in over-staking is to claim free ground around others’ claims and to have the first right to forfeited claims if we want them.  Over-staking is easier and less costly than staking available ground around claims and ensures that all available ground is covered that might otherwise be missed.

We have a close working relationship with Minera Farellon Limitada (“Minera Farellon”), a Chilean company owned equally by Kevin Mitchell, Polymet’s legal representative in Chile, and Richard Jeffs, who holds more than 5% of our shares of common stock (see Table 26).  Minera Farellon investigates potential claims and often ties them up, by staking new claims, optioning or buying others’ claims, all at its own cost.  This gives us an opportunity to review the claims to decide whether they are of interest to us.  If we are interested, then we either proceed to acquire an interest in the property directly from the owner, or, if Minera Farellon has already obtained an interest, we take an option to acquire its interest. Minera Farellon, which is located in the city of Vallenar, also provides some of our logistical support in Vallenar under a month-to-month contract, which enables us to limit our operating expenses to those needed from time to time.

Unproved mineral properties

Due to a lack of operating capital, during the fiscal year ended January 31, 2013, we conducted no material exploratory operations on any of our properties.  Until we are able to raise operating capital, which we cannot assure that we can do, we will not be able to initiate new exploration efforts or continue the exploration efforts we have begun.  On February 11, 2013, we reported that we entered into a memorandum of understanding with Geoactiva SpA. ("Geoactiva") pursuant to which Geoactiva expressed an intention to acquire our Perth property, subject to the results of a due diligence investigation.  On April 30, 2013, following the completion of Geoactiva’s due diligence investigation, we granted an option to Geoactiva to purchase the Perth property.  This transaction gives us confidence that there are opportunities to raise funds by selling some of our properties or by entering into joint venture agreements to develop some of our properties. We have three active properties which we have assembled since the beginning of 2007— the Farellon, Perth, and Mateo. These properties consist of both mining and exploration claims and are grouped into two district areas – Carrizal Alto area properties and Vallenar area properties.

Active properties

Table 2: Active properties
Property	Percentage, type of claim	Hectares
		Gross area	Net areaa
Carrizal Alto area
Farellon
Farellon 1 – 8 claim	100%, mensura	66
Farellon 3 claim	100%, manifestacion	300
Cecil 1 – 49 claim	100%, mensura	230
Teresita claim	100%, mensura	1
Azucar 6 – 25 claim	100%, mensura	88
Stamford 61 – 101 claim	100%, mensura	165
Kahuna 1 – 40 claim	100%, mensura	200
		1,050	1,050
Perth
Perth 1 al 36 claim	100%, mensura	109
Lancelot I 1 al 30 claim	100%, mensura in process	300
Lancelot II 1 al 20 claim	100%, mensura in process	200
Rey Arturo 1 al 30 claim	100%, mensura in process	300
Merlin I 1 al 10 claim	100%, mensura in process	60
Merlin I 1 al 24 claim	100%, mensura in process	240
Galahad I 1 al 10 claim	100%, mensura in process	50
Galahad IA 1 al 46 claim	100%, mensura in process	230
Percival III 1 al 30 claim	100%, mensura in process	300
Tristan II 1 al 30 claim	100%, mensura in process	300
Tristan IIA 1 al 5 claim	100%, mensura in process	15
Camelot claim	100%, manifestacion	300
		2,404
Overlapped claims a		(121)	2,283
Vallenar area
Mateo
Margarita claim	100%, mensura	56
Che 1 & 2 claims	100%, mensura	76
Irene & Irene II claims	100% ,mensura	60
Mateo 1, 2, 3, 9,10,12, 13, 14 claims	100%, mensura in process	849
Mateo 4 and 5 claims	100%, pedimento	600
		1,641
Overlapped claims a		(469)	1,1172

			4,505
a Some pedimentos and manifestacions overlap other claims. The net area is the total of the hectares we have in each property (i.e. net of our overlapped claims).

Our active properties as of the date of this prospectus are set out in Figure 1.  These properties are accessible by road from Vallenar as illustrated in Figure 1 below.

Figure 1: Location and access to active properties.

Farellon property

The Farellon property consists of two groups of claims which are not contiguous but lie within the historical Carrizal Alto mining district southwest of the Carrizal Alto mine. Table 3 describes the claims and Figure 2 illustrates them.

Table 3: Farellon property
	Type
Claim	Mensura (ha)	Manifestacion (ha)	Pedimento (ha)
Farellon 1 – 8	66
Cecil 1 – 49	230
Teresita	1
Azucar 6 – 25	88
Stamford 61 – 101	165
Kahuna 1 – 40	200
Farellon 3		300
	750	300

Figure 2: Farellon property

The Farellon 1 – 8 is the first mineral claim that we acquired in Chile. It covers 66 hectares and is centered about 309,150 east and 6,888,800 south UTM PSAD56 Zone 19 in Province of Huasco, Commune of Huasco, III Region of Atacama, Chile.

We acquired the claim on April 25, 2008, for $550,000 and owe a royalty equal to 1.5% of the net proceeds that we receive from the processor to a maximum of $600,000 with a monthly minimum of $1,000 when we start exploiting the minerals extracted from the claim.  We can pay any unpaid balance of the royalty at any time. We have not yet exploited the claim.

On September 17, 2008, we bought the Cecil 1 – 49, Cecil 1 – 40 and Burghley 1 – 60 claims for $27,676. On December 1, 2009, we initiated the manifestacion process when we applied to convert the Cecil 1 – 40 and Burghley 1 – 60 exploration claims to mining claims.  In January 2013 we abandoned the manifestacion process for the Cecil 1-40 and Burghley 1-60 claims due to the fact that several mensuras underlying the claims covered the most prospective ground as outlined in our prospecting and mapping program completed in April 2012.

The Cecil claim covers 230 hectares and is centered at 310,250 east and 6,891,500 south UTM PSAD56 Zone 19 and lies approximately 1.7 kilometers north of the Farellon 1 – 8 border. The claim covers a 700 metre strike length of a mineralized vein interpreted to be part of the same mineralizing system as the Farellon 1 – 8 vein. An investigation completed during the Farellon 1 – 8 acquisition uncovered a broad regional reconnaissance sampling program completed in 1996 showing results from the areas covered by the Cecil claim. Results from the 1996 sampling show copper and gold grades similar to grades returned from the Farellon vein, indicating that the Cecil claim could have similar mineralized bodies.

Between July 2010 and November 2011 we registered seven pedimento, Farellon 3 through 9, at a cost of $2,408 to cover 1,800 hectares of ground around our Farellon 1 – 8 claim.  In January 2013 we allowed the Farellon 4 through 9 pedimentos to lapse due to underlying claims.  In February 2013 we commenced the manifestacion process with the Farellon 3 pedimento.

On August 21, 2012, we acquired four mineral claims – Azucar 6-25, Kahuna 1-40, Stamford 61-101, and Teresita – through the government auction for a total price of $19,784. The Azucar claim is the most prospective of these claims as it covers a 1,200 metre strike length of a mineralized vein interpreted to be part of the same mineralizing system as the Farellon 1 – 8 vein. Three parallel veins have also been identified on the Azucar claim during the 2012 mapping and prospecting program and can be seen on Figure 3.

Location and means of access. The Farellon property is approximately 40 kilometers west of the Pan-American Highway, about 1 hour and 15 minutes by vehicle from the town of Vallenar which has a population of 40,000 and modern facilities.  High-tension power lines and a fiber-optic communications line run along the highway and both power and rail are connected to the Cerro Colorado iron ore mine only 20 kilometers from the Farellon property. The area is serviced from Copiapó, a city of 70,000 with daily air and bus services to Santiago and other centers.

The Farellon property can be accessed by driving approximately 20 kilometers north on the Pan-American Highway from Vallenar then turning northwest towards Canto del Agua.  From Canto del Agua, the Farellon property is approximately 10 kilometers along a well-maintained gravel road.  There are numerous gravel roads in the area, so a guide is necessary to access the property the first time.  All of the roads are well maintained and can support large machinery necessary to transport drills, backhoes and bulldozers.  Water is readily available in Canto del Agua and could probably be found on the Farellon property where all of the historic drill holes intersected water.

Exploration history .The Farellon property is in the Carrizal Alto mining district and lies 5 kilometers along strike south of the center of the historic Carrizal Alto copper-gold mine. Veins of the Farellon property were exploited as part of the Carrizal Alto mines. We have located no hard data summarizing all of the past mining activity, but tailings, slag dumps and the size of the shafts and some of the shallow surface workings are evidence of extensive historical mining.

Mine workings of various sizes are all along the Farellon property, but only one modern exploration program was completed prior to Red Metal acquiring the project.  In 1996, the Farellon and two other veins, the Fortuna and the Theresa, were explored by an Australian junior mining company Minera Stamford S.A.  Their exploration included a large mapping and surface sampling program followed by a 34-hole RC drilling program.  Of these 34 drill holes, 23 were drilled on the Farellon 1 – 8 claim.  The RC drilling program on the Farellon claim consistently intersected oxide and sulphide facies mineralization along a 2 kilometer-long zone covering the Farellon claim and strike extents to the south.  Mineralization is 2 to 35 meters wide with an average width of 5 meters.  The mineralized zone consists of one or more discrete veins and, in places, stockwork veining and mineralization.  While drilling covered the length of the property, gaps up to 350 meters are untested and infill drilling is required to confirm an economic ore body. Table 4 presents the significant intersections from the 23 holes drilled on the Farellon claim in the 1996 drilling.

Table 4: Farellon historic significant intersections (1996)
Drill hole	Significant intervals (m)			Assay results
FAR–96	From	To	Length	Gold (g/t)	Copper (%)	Cobalt (%)
06	49	54	5	0.15	0.73	0.01
07	25	34	9	0.38	1.05	0.02
09	57	84	27	0.51	0.91	0.03
010	31	36	5	1.00	0.68	0.04
011	20	26	6	0.67	0.46	0.02
013	86	93	7	0.87	1.68	0.04
014	77	83	6	0.66	0.85	0.06
015	59	79	20	0.99	0.98	0.06
	99	109	10	0.18	1.02	0.03
016	24	26	2	0.95	1.57	0.02
	64	70	6	0.73	0.81	0.07
020	14	16	2	0.46	1.85	0.05
	39	43	4	0.75	0.90	0.03
021	22	25	3	4.17	5.29	0.11
022	29	39	10	1.53	1.31	0.04
	100	108	8	3.72	2.49	0.06
	50	53	3	0.48	1.10	0.06
023	59	64	5	0.28	0.78	0.03
	132	147	15	0.60	1.42	0.03
024	33	36	3	0.94	2.89	0.06
025	65	85	20	0.97	1.22	0.02
028	55	58	3	0.12	0.52	0.06
029	30	34	4	0.18	1.15	0.07
	82	87	5	0.09	0.96	0.01

Geology. The Farellon area has two major lithological units: Paleozoic metamorphic sediments consisting of schists, phyllites and quartzites; and the Franja Central diorites.  The metamorphosed sediments outcrop in the western part of the property and have been metamorphosed to lower greenschist facies and then extensively overprinted by hydrothermal alteration.  Hydrothermal alteration is directly associated with the shear zone.  The diorite underlies the eastern part of the project area and has been extensively intruded by northeasterly trending intermediate mafic dykes.  At the Farellon property, a small stock-like felsic body named Pan de Azucar intrudes the diorite.  The intrusive relationship between the diorite and metamorphic sediments always appear to be tectonic.  Within the property and at the main Carrizal Alto workings to the north, the major mineralization is intimately related to the south-southwest trending mylonitic sheared contact between the metamorphic sediments and the diorite.  The shear is considered a splay of the main Atacama Fault Zone and dips 30º to 65º west. This contact parallels the regional geological trend and coincides with a major lineament which extends for hundreds of kilometers.  The sheared contact is 50 meters to 200 meters wide over the 1.7-kilometre strike length of the Farellon property.  Veins are typically 3 to 15 meters wide, striking south-southwest and dipping approximately 65 degrees to the northwest.

Mineralization . The Farellon property lies within the Candelaria iron oxide-copper-gold (IOCG) belt of Chile. Ore bodies in the belt occur in veins, breccias, stringer bodies and layer parallel replacement bodies and are typically associated with north-south trending faults related to the Atacama Fault Zone.  All IOCG deposits have a strong association with iron oxides in the form of hematite or magnetite.  In the Candelaria region, larger ore bodies are located where the fault zones intersect a lithological contact with significant rheological contrast such as a sedimentary and volcanic intrusive contact.

Economic IOCG deposits are generally polymetallic and can include iron, copper, gold, zinc, lead, uranium and cobalt among others.  The Farellon property historically has been exploited for copper and to a lesser extent, gold.  Cobalt mineralization was observed during the 1996–97 exploration work, but we have found no records of cobalt extraction.

Drilling (Fall 2009). In September 2009 we completed a 725-metre RC drilling program on the Farellon property. Table 5 summarizes the results of our drilling.

The drilling program was designed to confirm historic drilling results and test mineralization down dip of previous drilling. Of the five holes drilled, three holes—FAR–09–A, B and E—tested historic intersections FAR–96–09, 021 and 022 summarized in Table 4; and two—FAR–09–C and D—tested depth extents of the previously known mineralization. Results of the drilling show grades and widths of mineralization consistent with historic exploration results and have given us valuable geological information showing the possibility of a shallow, 30-degree dip of the mineralization.

Table 5: Farellon drilling results (2009)
Drill hole	Assay interval (m)				Assay grade
FAR – 09		From	To	Core length	Gold (ppm)	Copper (%)
		31	34	3.0	0.81	1.99
A		79	109	30.0	0.18	0.62
	including	97	106	9.0	0.44	1.63
		56	96	40.0	0.27	0.55
	including	56	63	7.0	0.22	0.66
B		74	96	22.0	0.42	0.79
	including	75	86	11.0	0.67	1.35
C		73	103	30.0	0.79	0.55
	including	77	82	5.0	4.16	2.57
D		95	134	39.0	0.11	0.58
	including	95	103	8.0	0.33	2.02
E		25	30	5.0	0.54	1.35
		65	68	3.0	0.58	1.46

We commissioned Micon International Limited (“Micon”) to prepare a technical report that complies with Canadian National Instrument 43-101 summarizing the information obtained from this drilling program. Micon concluded that our drilling confirmed the general location and tenure of the mineralization identified during the 1996 drilling program and noted some minor disparities between historical 1996 gold and copper assays and the 2009 gold and copper assays in two of the drill holes—FAR–09–A and E. In FAR–09–E. Micon recommended that we investigate these disparities during the next phase of drilling.

The drilling identified that the copper and gold mineralization exhibited a direct correlation in both location and relative intensity and provided useful information for outlining the relative location and spacing of drill holes in our next exploration programs.

All of our 2009 drill holes intersected oxide facies mineralization with only minor amounts of sulphides observed in drill hole FAR–09–D. When we have established the general trend of the mineralization we can conduct some drilling to identify the oxide-sulphide interface.

Following the 2009 drilling program, Micon recommended that we conduct a two-phase drilling program. The first phase would consist of approximately 1,200 meters of diamond drilling to assist in defining the structural controls on the mineralization, which could have been misinterpreted in the past due to the limited geological information obtained from the historic RC drilling, and the depth and nature of the sulphide mineralization.

QA/QC, sampling procedures and analytical methods. We conducted sampling on one-meter intervals, which is generally the industry-standard sampling practice for RC drilling. Sampling started at the collar of the hole and proceeded to the toe or bottom of the drill hole on one-meter increments. Generally, the sample recovery was good to excellent for the 2009 drilling program. Table 5 summarizes significant assay results.  They are reported as drill lengths as we have not established the width of the mineralized zone.

Drilling (Summer 2011). During June through September 2011 we conducted a combined RC/diamond drill program on the Farellon property. The program was designed to continue to expand on the results of the 2009 drill program, as well as to continue confirming historical results along the strike. During this program we completed 11 drillholes for a total of 2,233m with the goal not only of better defining structural controls on mineralization but to examine the continuity of mineralization along strike and at depth. The target of the program was to outline a 700m mineralized strike length down to 200m vertical depth with approximate 75m intercept spacing, and to infill gaps 300m further to the North to increase intercepts to 150 m spacing.

Many of the existing intercepts in this area were from the 1996/97 drill program where no geological information can be located for these drill holes.  By infilling the area with drilling at 75 meter pierce points the aim was to increase confidence in the continuity and increase knowledge of the nature and structural controls on mineralization to aid further exploration planning. 2011 drill results confirmed that mineralization is still present downdip of past drilling intercepts and still open at depth. Infill drilling continued to confirm the continuity of the mineralization and aided in the development of a 3D model that will be used for any future drill planning.

2011 drilling confirmed the overall regional shear structural controls on mineralization occurring within the oblique fault contact between overlying Paleozoic Metasediments and underlying Jurassic intermediate intrusives. Supergene mineralization seems to occur within local faults not immediately within the lithological fault contact – possibly fault splays emanating off the main regional structure. In the 2011 drillholes, supergene copper-gold mineralization was intersected 50-150m downhole with abundant carbonate and iron oxide precipitation.

Hypogene mineralization occurred below 150m hosted in quartz and carbonate veins which appear closer to the main shear fault zone contact. Approximately within 20m downhole of intersected hypogene mineralized veins the lithological contact was encountered, passing through to the underlying intrusive package. The 2011 drill program was generally positive in better defining structural controls on mineralization and proving continuity of mineralization along strike and at depth. However, more drilling is needed to continue to expand on the mineralized zone along strike and at depth, and prove up infill targets for an initial resource estimation.

In spring of 2012 we commissioned Micon to complete a second 43-101 technical report. Micon now recommends that we conduct a much larger phase of exploration consisting of 5,000 meters of diamond drilling and 10,000 meters of RC drilling, and geophysical surveys and geological mapping. A geophysics survey using both magnetics and induced polarization will help to identify further mineralized structures on the property that may not have been noticed in the historic mapping. A phase two drill program would be at defined spacing to outline the continuity of mineralization leading to an initial resource estimation.  The depth of the drilling would be dependent on the results of the phase one drilling program. The estimated cost of this phase is $1.9 million.

Significant results of assays from the 2011 drill program are presented in Table 6 below.

Table 6: Farellon drilling results (2011)
	Assay interval (m)			Assay grade
Drill Hole ID	From	To	Length	Copper %	Gold g/t
FAR-11-001	36	49	13	2.51	0.35
FAR-11-001	78	85	7	0.43	0.04
FAR-11-002	No Significant Intersections . Zone faulted off
FAR-11-003	150	155	5	0.40	0.28
FAR-11-003	177	182	5	0.44	0.15
FAR-11-004	141	145	4	0.73	0.01
FAR-11-005	124	133	9	0.84	0.26
FAR-11-006	80	112	32	1.35	0.99
FAR-11-007	56	74	18	0.50	0.40
FAR-11-008	98	102	4	0.85	0.26
FAR-11-009	202	211.55	9.55	0.95	0.42
FAR-11-010	179.13	183	3.87	0.50	0.39
FAR-11-011	54	56	2	0.97	0.48

Figure 3 below illustrates the Farellon geology and the 2006, 2009 and 2011 drillhole collar locations as well as surface traces of mineralized vein systems:

308,000 mE
310,000 mE
312,000 mE
314,000 mE
N
0
1
2
kilometers
Carrizal Alto
Mine
Farellon Property
6,892,000 mN
6,890,000 mN
6,888,000 mN
Legend
Quaternary Alluvial Sediments
Late Jurassic Tonalite
Middle - late Jurassic Canto del Agua Diorites
Paleozoic Chañaral
Metasediment Schist and Gneisses
Mineralized Vein
Red Metal Property Outline
Mine Property Outline
Park Boundary
2011 Drillhole Collar
2009 Drillhole Collar
2006 Drillhole Collar
geology modified after:
Arevelo and Welkner, Septembre 2003
redmetal
RESOURCES
Geology and Drillhole Locations
Date: 23/02/2013
PSAD56 Zone 19
Farellon Property
III Region, Chile

Figure 3: Farellon property geology

QA/QC, sampling procedures and analytical methods. Samples were taken at intervals between 0.5 and 2 metres. Sampling started at the collar of the hole and proceeded to the toe or bottom of the drill hole.  Samples were taken at two metre intervals outside the previously identified main zone of interest.  Through the main zone of interest samples were taken at one metre intervals.   Generally, the sample recovery was good to excellent for the 2011 drilling program. Table 6 above summarizes significant assay results.  They are reported as drill lengths as we have not established the width of the mineralized zone.

Our quality assurance, quality control (QA/QC) protocol consists of the addition of standards, blanks and laboratory duplicates to the sample stream.  We inserted these into the sample series using the same number sequence as the samples themselves.  One of the QA/QC check samples is inserted every 25 samples and it alternates between standards, blanks and laboratory duplicates.

Spring 2012 mapping program: In April of 2012 we completed a detailed mapping, prospecting and rock sampling program over the Farellon Property.  This program was designed to extend the known mineralized zone to the north and the south and to identify the best potential to expand on the known mineralized zone.  As a result of the mapping program, new ground was acquired at public auction in August 2012 to cover the strike extent of the mineralized veins.

Perth Property

On March 10, 2011, we purchased for $35,000 a group of 12 claims (the “Perth”) as described in Table 7 and illustrated in Figure 4.

Table 7: Perth property
	Type
Claim	Mensura /Mensura in process (ha)		Manifestacion (ha)
Perth 1 al 36 claim	109
Lancelot I 1 al 30 claim	300
Lancelot II 1 al 20 claim	200
Rey Arturo 1 al 30 claim	300
Merlin I 1 al 10 claim	60
Merlin I 1 al 24 claim	240
Galahad I 1 al 10 claim	50
Galahad I 1 al 46 claim	230
Percival III 1 al 30 claim	300
Tristan II 1 al 30 claim	300
Tristan IIA 1 al 5 claim	15
Camelot			300
	2,104	a	300a
aSome claims overlap others, reducing our net area to 2,283 hectares. See Figure 4.

Figure 4. The Perth property

The Perth property is adjacent to the west side of the historic Carrizal Alto mine and lies approximately 3.5 kilometers north of our Farellon project. It is a 45 minute drive from Vallenar city, with major road access, power and water supply close by. The project lies on a similar geologic contact as the Farellon and Carrizal Alto properties.

Location and means of access. The Perth property is centered about 308,750 east and 6,895,000 south UTM PSAD56 Zone 19 approximately 75 km northwest of the city of Vallenar with the highest point at approximately 925 meters above sea level.  The property is accessible by road from Vallenar. The Perth Property is accessed by taking the Pan American Highway north from Vallenar for 20 kilometres, then turning west onto the road to Canto del Agua a distance of 35 kilometres. Then take the Cardones Canyon road for 15 kilometres, turn southwest towards Cerro Cachina Grande along a secondary gravel road for 14 kilometres to the property.

Exploration history.  Exploration programs on the Perth property have historically been limited to surface sampling and mapping programs completed in 2007 and 2008. Significant results from historic channel samples across the veins are shown in Table 8. Numerous artisanal mine workings on the property have previously been exploited for both copper and gold; however, no records of grade or tonnage can be located.

Table 8: Perth historic significant channel samples
SAMPLE	Au g/t	Cu %	Co%	Length of Sample (m)
521617	2.5	0.39	0.03	1.0
521796	2.5	0.21	0.00	1.0
521629	2.8	0.76	0.19	3.5
56905	3.1	1.00	0.19	1.0
521610	3.5	0.30	0.02	0.5
521622	4.5	1.72	0.02	1.0
521788	4.5	0.19	0.00	2.0
56858	5.0	0.42	0.16	1.0
521789	5.5	0.29	0.00	2.0
521628	6.2	0.59	0.14	1.3
521609	10.7	0.35	0.07	1.0

Geology. The Perth property overlies the contact between Paleozoic metamorphic sediments and a Cretaceous tonalitic batholith. A swarm of north northeast trending fault related copper gold bearing quartz veins crosscuts the property. Surface mapping and sampling records show twelve veins identified so far on the south end of the property. The veins average two metres wide but have been measured up to six metres wide.

In spring of 2011 we completed a reconnaissance mapping and sampling program on the Perth property.  Geological mapping during the program identified four major areas where mineralization in veins appear to be concentrated.  Sampling consisted of 129 reconnaissance samples taken of vein material where veins outcropped at surface.  Significant results are summarized in Table 9 below.

Table 9: Perth 2011 significant reconnaissance samples
SAMPLE	Au g/t	Cu %
0003	7.47	1.73
0010	7.37	3.63
0016	8.86	2.29
0017	29.93	1.1
0033	21.66	2.85
0042	0.9	7.74
0077	10.2	2.43
0078	8.39	3.78
0097	4.42	0.14
0098	10.27	0.51
0099	3.61	0.19
0100	6.37	0.22
0110	22.58	1.51
0121	11.12	3.9

Figure 5 below illustrates the Perth geology as well as the historic and 2011 reconnaissance sample gold g/t assay results:

Figure 5 Perth Property Geology

Option with Geoactiva SpA.

On April 30, 2013, we  granted Geoactiva SpA an option to purchase 100% of the Perth Property through the execution of a mining option purchase agreement (the “Option Agreement”). Terms of the Option Agreement are summarized below:

1. Option price. In order to maintain the option to purchase and to acquire the Perth property, Geoactiva must pay us the total amount of $1,000,000 USD in the following installments:

	Payment Price US$
Upon execution of Option Agreement (“Execution date”)	37,500	*
6 months after Execution date	37,500
12 months after Execution date	50,000
18 months after Execution date	50,000
24 months after Execution date	100,000
30 months after Execution date	100,000
36 months after Execution date	125,000
42 months after Execution date	250,000
48 months after Execution date	250,000
Total	1,000,000
*$37,500 was paid on April 30, 2013

All of the above payments shall be made only if Geoactiva wishes to keep the Option Agreement in force and finally to exercise the option to purchase.

Upon exercise of the Option Agreement and once the commercial production begins, Geoactiva will pay us NSR of 1.5% from the sale of gold, copper, and cobalt extracted from the Perth property. At any time after the exercise of the Option Agreement and Geoactiva’s fulfilment of the investment commitment of $3,500,000 in exploration expenditures, Geoactiva may purchase 100% of the NSR as follows:

Gold: paying US $5 per inferred ounce of gold, according to the definition of Inferred Mineral Resource in the CIM Definition Standards on Mineral Resources and Mineral Reserves

Copper: paying US $0.005 per inferred ounce of copper, according to the definition of Inferred Mineral Resource in the CIM Definition Standards on Mineral Resources and Mineral Reserves

Cobalt: If Geoactiva acquires the NSR with respect to gold, copper, or both, the NSR relating to cobalt will be terminated

Geoactiva will incur exploration expenditures, as follows:

US$
Within 12 months from Execution date	500,000
12-24 months from Execution date	1,000,000
24-36 months from Execution date	1,000,000
36-48 months from Execution date	1,000,000
Total	3,500,000

If Geoactiva fails to incur the required exploration expenditures during a specific period it may fulfill its obligations by paying us the outstanding amount in cash.

Mateo Property

We have assembled a group of claims: the Che Uno and Che Dos, the Margarita, and the Irene Uno and Irene Dos mining claims, and the Mateo exploration claims as described in Table 10 and illustrated in Figure 6.  The Mateo exploration claims overlap the Che, Margarita and Irene claims to secure the areas around the claims. Some of them may overlap others’ prior claims. We will acquire rights to these overlapped prior claims only if the owners forfeit their rights, and if we want the property. We acquired all of these claims for the same geological reasons and consider them one property, which we call the Mateo property.

Table 10: Mateo property
Claim	Type
	Mensura (ha)	Mensura in processa (ha)	Pedimentoa (ha)
Che Uno 1 – 8	32
Che Dos 1 – 10	44
Margarita 1 – 14	56
Irene Uno 1 – 2	10
Irene Dos 1 – 10	50
Mateo 1, 2, 3, 9,10,12, 13, 14		849
Mateo 4			300
Mateo 5			300
	192	849	600

a Some of the claims are staked over the mensuras to claim the ground surrounding them. See Figure 6.

Figure 6: Mateo property

che uno and che dos claims

On October 10, 2008 Minera Farellon Limitada granted us the option to purchase the Che Uno and Dos claims. The Che claims cover 76 hectares centered about 339,002 east and 6,838,450 south UTM PSAD56 Zone 19. They are in the northwest corner of the Mateo property.  On April 12, 2011 we completed the acquisition of the Che claims by paying approximately $20,000 to Minera Farellon.

We continue to owe a royalty equal to 1% of the net proceeds that we receive from the processor to a maximum of $100,000 with no monthly minimum when we start exploiting the minerals we extract from the claim.   We have not yet exploited the claim.

margarita claim

We bought the Margarita mining claim on November 27, 2008 through a public auction for a total of $15,984.  The Margarita claim covers 56 hectares centered around 340,353 east and 6,838,347 south UTM PSAD56 Zone 19 located within the northeast corner of the Mateo property.

 irene uno and irene dos claims

On September 7, 2010, we entered into a purchase agreement with Minera Farellon to buy the Irene Uno and Irene Dos mining claims. Under the terms of the agreement, as amended, we paid $45,174 (equivalent of 21 million Chilean pesos) on May 10, 2011 to exercise the option and purchase the Irene claims.  The Irene claims cover 60 hectares centered about 341,002 east and 6,838,101 south UTM PSAD56 Zone 19, are located within the northeast corner of the Mateo property, and share their western border with the Margarita claim.

mateo claims

The Mateo claims consist of eight mensura in process — Mateo 1 through 3, 9,10, and 12 through 14, and two pedimentos — Mateo 4 and 5, covering 1,449 hectares, which we staked between November 2008 and November 2011. The claims are centered about 337,675 east and 6,837,600 south UTM PSAD56 Zone 19 and cover a five-kilometer strike length of intensely altered volcanics with significant massive sulphide mineralization.

Location and means of access. The Mateo property is centered about 337,675 east and 6,837,600 south UTM PSAD56 Zone 19 approximately 10 kilometers east of Vallenar with the highest point at approximately 1,050 meters above sea level.  A well-used road leads from the city of Vallenar and crosses through the middle of the west half of the properties and along the southern border of the east half of the properties.  Many unmarked dirt roads in the area provide reliable access to most areas of Mateo.

Description. The Mateo property is a copper-gold-silver project that lies in the Candelaria IOCG belt in the Chilean Coastal Cordillera.  The Mateo property has undergone limited modern exploration including surface and underground RC drilling and artisanal mining on three separate mine sites, the Irene, Margarita and Santa Theresa mines.  We have reviewed all available records of work completed to date, including some records of the mining activity. Our interpretation of the work completed to date indicates the potential for an economic ore body in mineralized mantos and skarn-style mineralization associated with IOCG deposits.

Exploration history. Historical work includes several drill programs completed by different Chilean private and public companies.  Records exist from eight drillholes completed in 1994 on the Irene mine and include two full reports written by ENAMI (the Chilean national mining company) with interpretation of mineralization and recommendations for further exploration and mining work.

The Irene mine was investigated by ENAMI in 1994.  Work completed during this time included surface RC drilling, including 490 meters in four RC drillholes, and underground diamond drilling, including 220 meters in four drillholes.  We obtained ENAMI’s reports of mining activities from 1994 through 1997.  Approximately 11,875 tonnes of rock were mined in that time averaging 4.3% copper, 61.9 grams per tonne silver, and 1.01 grams per tonne gold.  During the period from June 2009 to December 2010 the vendor of the Irene, Minera Farellon, conducted small scale mining activities on a different area of the Irene claims and mined 1,705 tonnes grading 1.39% Cu, 1.39g/t Ag, 0.29g/t Au in sulphides and 1,477 tonnes grading 1.98% Cu in oxides.  The difference in grade between the historic work and the recent work is not an indication that further high grade material will not be found on the Mateo property and further modeling and exploration work needs to be completed to determine the best place to drill.

A private Chilean company, Minera Taurus, drilled 16 RC holes on the east end of the Irene claim, but we have no record from this drilling. An unknown company built a portal 250 meters long and approximately three meters wide by three meters high. The portal leads to three mined-out chimneys connected to the surface providing ventilation channels.  On one of the property visits with ENAMI’s geologists, we found an extension of the mineralized zone at the base of the tunnel below showing the potential for mineral resources.

Geology. Geologically, the Mateo property is located within the brittle-ductile north-south-trending Atacama Fault System that is known to host many of the major deposits in the Candelaria IOCG belt.  Known mineralization is hosted in an andesitic volcaniclastic sequence assigned to the Bandurrias Formation. Widespread iron oxide and potassic alteration indicates an IOCG mineralizing system further supported by significant amounts of economic grade mineralization.

Exploration (2011).  During August through October 2011 we carried out an in-depth geological mapping and sampling program on the Mateo property.  The Mateo property has very diverse mineralization styles through the property which includes mantos, veins, breccias and porphyries with significant gold and copper. A total of 138 reconnaissance samples were collected over the property, primarily from outcropping rocks. The highest assay values returned from reconnaissance samples were 21g/t Au and 10.3% Cu but more common values were between 1-3g/t Au and 1-3% Cu. Table 11 summarizes the significant assay results.

Table 11: Mateo significant reconnaissance samples
Sample	Cu%	Au g/t
201272	7.37	1.12
202871	2.63	1.14
202852	7.11	1.18
202849	10.3	1.73
201220	4.29	2.07
201277	9.39	2.42
202850	2.58	2.46
202810	2.44	2.49
202882	2.57	3.08
202812	0.50	3.10
202815	0.62	3.57
202880	1.46	5.70
202826	5.30	6.85
201217	3.46	10.11
202813	0.69	21.72

The detailed mapping identified nine significant mineralized zones where further work is recommended.

Figure 7 below illustrates the local Mateo geology including a thematic map of 2011 reconnaissance sample locations and corresponding percent copper assay ranges.

337,000 mE
339,000 mE
341,000 mE
6,841,000 mN
6,839,000 mN
6,837,000 mN
6,835,000 mN
0
1,000
2,000
meters
N
Mina Jilguero
Mina Margarita
Mina Irene
Zone B
Don Hernan Zone
Mina San Francisco
Mina Claudia
Mina Negro Jose
Zone A
CuT%
2.0 - 10.3
1.0 - 2.0
0.6 - 1.0
0.2 - 0.6
0 - 0.2
Gravas de Atacama
Alluvial Deposit
Andesite, Volcanic Breccia and Limestone
Calcarenite, Volcarenite
Hornblende Andesite Porphyry
Dacite Andesite Porphyry
Granodiorite, Tonalite, Quartz Monzonite
Dacite Domes
Silicified Breccia
Interpreted Fault
geology modified after:
Arevelo, Mourgues, Chavez 2009
redmetal
RESOURCES
Total Copper %
Reconaissance Samples
Date: 22/02/2013
Mateo Property
PSAD56 Zone 19

Figure 7: Mateo property geology

2011 Ground Magnetic Survey

During September 2011, we engaged Quantec International Project Services Ltd. to complete a ground magnetic survey on the Mateo Property. The ground magnetic survey consisted of 70 survey lines with an EW orientation, and two control lines with a NS orientation. The survey lines were separated by 100m, and data was collected at 10m intervals on all lines. A total of 218.49km of magnetic data was collected. The survey outlined areas of high and low magnetic response. Areas of high magnetic response indicated the presence of elevated levels of magnetic minerals such as magnetite, pyrrhotite and hematite whereas areas of low magnetic response may be caused by alteration processes such as magnetite destruction or may simply indicate rock types that never had magnetic minerals.

This ground magnetic survey demarcated the northern and western extent with a large, high magnetic anomaly with a southwest to northeast orientation. This magnetic high may correlate with the Jilguero Intermediate Intrusive formation which is only partially exposed on the property and underlies the Jurassic Punta Del Cobre volcanics, and mixed sedimentary sequence.

Two possible correlations with geology are drawn when looking at the magnetic geophysical response. Firstly, all artisanal mines, reconnaissance samples and documented surface mineralization are exposed on the Western edge of the magnetic high in an area where magnetic high-low gradients are greatest transitioning from high to low. Secondly, magnetic highs appear to persist away from the main magnetic high body in a NW direction. Although these persisting magnetic highs are only small stringers in appearance they possibly correlate to dominant NW trending faults on the property that are often mineralized. Visual correlations between magnetic high/low contrasts and geology seem strong enough to suggest further exploration including sampling and drilling along the steepest gradient of magnetic high/low dropoff.

veta negra (former property)

During June and July 2011 we carried out a preliminary exploration program on our former Veta Negra property. As a result of the program we discovered a defined and continuous copper mineralized manto continuing on from the main manto previously known to exist. At the conclusion of this program three mantos were traced on surface, one manto, the East Manto, was traced for 1.9km on surface before becoming buried by surface rock, a second manto, the West Manto, was traced for a one kilometer strike length and a third manto, the Far West Manto, was traced for a 500 metre strike length.

After reviewing exploration results and considering the acquisition costs we decided to terminate the active development of this property, writing off $81,233 in acquisition costs. However, we are still considering certain sections of Veta Negra as part of our generative claims as described below.

Generative claims

As an exploration company, from time to time we will stake, purchase or option claims to allow ourselves the time and access to fully consider the geological potential of the claims. This allows us to generate new properties in areas that have not been explored. We have conducted groundwork on numerous generative claims of interest to us in the areas of our active properties. We have acquired several of these claims, have options to acquire others, and have staked claims in the same areas. We continue to compile data on and review other claims and discuss terms with various owners.

Abandoned claims

During the year ended January 31, 2013, we wrote off the former Veta Negra property, abandoned several claims within the Farellon property and wrote off certain generative claims, which resulted in a write off of  acquisition costs  of $83,159.

During the year ended January 31, 2012, we wrote off certain mineral claims with a paid cost of $15,471 and capitalized non-cash expenditures of $2,433 as we decided not to pursue exploration of the claims.

Competition

The mineral exploration business is an extremely competitive industry.  We are competing with many other exploration companies looking for minerals.  We are one of the smallest exploration companies and a very small participant in the mineral exploration business.  Being a junior mineral exploration company, we compete with other similar companies for financing and joint venture partners, and for resources such as professional geologists, camp staff, helicopters and mineral exploration contractors and supplies.  We do not represent a competitive presence in the industry.

Raw materials

The raw materials for our exploration programs include camp equipment, hand exploration tools, sample bags, first aid supplies, groceries and propane.  All of these types of materials are readily available from a variety of local suppliers.

Dependence on major customers

We have no customers.  Our first customer likely will be ENAMI, which refines and smelts copper from the ore that it buys from Chile’s small- and medium-scale miners.  ENAMI is located in Vallenar.  We could also sell our ore to the Dos Amigos heap leach facility located approximately fifty kilometers south of Vallenar in Domeyko.

Patents/Trademarks/Licenses/Franchises/Concessions/Royalty Agreements/Labor Contracts

We have no intellectual property such as patents or trademarks, and, other than the royalties that we must pay if we begin to exploit our Chilean properties, no royalty agreements or labor contracts.

Government controls and regulations

We are not required to obtain permits or submit operational plans in order to conduct exploration on our properties.  The mining business, however, is subject to various levels of government controls and regulations, which are supplemented and revised from time to time.  We cannot predict what additional legislation or revisions might be proposed that could affect our business or when any proposals, if enacted, might become effective.  Such changes, however, could require more operating capital and expenditures and could prevent or delay some of our operations.

The various levels of government controls and regulations address, among other things, the environmental impact of mining and mineral processing operations.  For mining and processing, legislation and regulations in various jurisdictions establish performance standards, air and water quality emission standards and other design or operational requirements for various components of operations, including health and safety standards.  Legislation and regulations also establish requirements for decommissioning, reclaiming and rehabilitating mining properties following the cessation of operations, and may require that some former mining properties be managed for long periods of time. As we are not mining or processing, and are unlikely to for some years, we have not investigated these regulations.

None of the exploration work that we have completed to date requires an environmental permit. We must repair any damage done to the land during exploration. Some of our claims are within the boundaries of a national park. According to the Mining Code of Chile, we will have to get written authorization from the government to mine or complete any exploration work within the park boundaries. We submitted an application to the government in December 2011 to explore within the park boundaries.  We received a response to our application requesting we complete an environmental study on the area we are applying to work in.  As part of this study we will have to hire an environmental consultant to investigate if any significant archeological remains exist in the area we intend to work in. Mapping and prospecting work completed north of the park boundary on the Farellon property has shown potential to expand the mineralized zone to the north where exploitation would not fall within the park boundaries.  The Company has decided to focus exploration north of the park boundary to determine the potential of the entire mineralized area to host an economic deposit before pursuing the application to work within the park boundary any further.

If our operations in Chile become profitable, any earnings that we remit abroad will be subject to Chilean withholding tax.

We believe that we are in substantial compliance with all material government controls and regulations at each of our mineral claims.

Costs and effects of compliance with environmental laws

We have incurred no costs to date for compliance with environmental laws for our exploration programs on any of our claims.

Expenditures on research and development

We have incurred no research or development costs since our inception on January 10, 2005.

Number of total employees and number of full-time employees

Red Metal does not have any employees. Caitlin Jeffs, Michael Thompson, and John da Costa, who are directors and officers, provide their services to the company as independent consultants.  Polymet retains the services of Kevin Mitchell, who is Polymet’s legal representative and manager in Chile, and two administrative employees. We contract for the services of geologists, prospectors and other consultants as we require them to conduct our exploration programs.

DESCRIPTION OF PROPERTY

Our executive offices are located at 195 Park Avenue, Thunder Bay, Ontario, Canada, P7B 1B9.  Our president, Caitlin Jeffs, provides this space free of charge although she is under no obligation to do so.  We also have a field and administrative office in Vallenar, Chile, which we rent from month to month at the rate of 550,000 Chilean pesos (approximately $1,000) per month.   We believe that these properties are suitable and adequate for our business operations.

We have assembled interests in three mineral properties in Chile—the Farellon, Mateo, and Perth—which we have described above.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings and, to the best of our knowledge, none of our property or assets are the subject of any pending legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We are a mineral exploration company engaged in locating, and eventually developing, mineral resources in Chile. Our business strategy is to identify, acquire and explore prospective mineral claims with a view to either developing them ourselves or, more likely, finding a joint venture partner with the mining experience and financial means to undertake the development. All of our claims are in the Candelaria IOCG belt in the Chilean Coastal Cordillera.

We have generated only minimal revenue from operations and are dependent upon the equity markets for our working capital. Despite the current market volatility, we are optimistic that we can raise equity capital under these market conditions. We completed an offering of 6,723,333 units on April 7, 2011 at $0.30 per unit. Each unit consisted of one share of our common stock and one warrant for the purchase of one share of common stock exercisable at $0.50 per share for two years.  We have since reduced the exercise price of the warrants to $0.10 per share and extended the term to April 7, 2014.  We realized net cash proceeds of $1,862,462 from this offering and the payment of $130,000 in debt.

On September 2, 2011, we adopted the Red Metal Resources Ltd. 2011 Equity Incentive Plan and reserved 1,600,000 shares of our common stock for awards under the Plan. On the same day we issued options to purchase 1,040,000 shares of our common stock to directors, officers, employees and consultants who provide services to Red Metal.  The options have an exercise price of $0.50 per share and a term of 2 years.

Consistent with our historical practices, we continue to monitor our costs in Chile by reviewing our mineral claims to determine whether they possess the geological indicators to economically justify the capital to maintain or explore them. Currently, we have three employees in Chile and engage part time assistants during our exploration programs. Most of our support — such as vehicles, office and equipment — is supplied under short-term contracts. The only long-term commitments that we have are for royalty payments on two of our mineral claims – Farellon and Che. These royalties are payable once exploitation begins.

Please refer to the section ‘Unproved Mineral Properties’ in the discussion of our business for a detailed description of our unproved mineral assets and associated exploration campaigns.

The cost and timing of all planned exploration programs are subject to the availability of qualified mining personnel, such as consulting geologists and geo-technicians, and drillers and drilling equipment. Although Chile has a well-trained and qualified mining workforce from which to draw and few early-stage companies such as Red Metal are competing for the available resources, if we are unable to find the personnel and equipment that we need when we need them and at the prices that we have estimated today, we might have to revise or postpone our plans.

Planned Issuance of Common Stock

As of April 30, 2013 we owed approximately $1.75 million to related parties for loans and services that have been provided to us.  We do not have the funds to pay this debt therefore we are planning to partially pay the debt with shares of our common stock.  We anticipate that, because of the low price of our common stock, we will issue a substantial number of shares for this purpose, although no final terms have been agreed upon by the company and these individuals.  The issuance of these shares will likely result in substantial dilution to the book value of our common stock held by our existing stockholders.  Furthermore, if we were to register these shares, they could be sold without restriction, which could have the effect of driving down the price of our common stock in the market.

Option Grant to Geoactiva SpA

On April 30, 2013, Minera Polymet Limitada, our Chilean subsidiary, granted Geoactiva SpA, a Chilean mining company (“Geoactiva”), an option to purchase 100% of our Perth properties.  To maintain the option and acquire the properties, Geoactiva must pay Minera Polymet $1,000,000 and incur exploration expenses over 48 months as set out in the following table.

Date	Option payments	Exploration expenditures
April 30, 2013 (paid)	$37,500
October 30, 2013	37,500
April 30, 2014	50,000	$500,000
October 30, 2014	50,000
April 30, 2015	100,000	1,000,000
October 30, 2015	100,000
April 30, 2016	125,000	1,000,000
October 30, 2016	250,000
April 30, 2017	250,000	1,000,000
	$1,000,000	$3,500,000

For further information about this transaction, see the discussion titled “Option with Geoactiva SpA” included in the section of this prospectus titled “Description of Business”.

Results of operations

summary of financial condition

Table 12 summarizes and compares our financial condition at the three months ended April 30, 2013, to the year-ended January 31, 2013.

Table 12: Comparison of financial condition
	April 30, 2013	January 31, 2013
Working capital deficit	$(2,196,868)	$(2,083,112)
Current assets	$42,548	$4,142
Unproved mineral properties	$848,432	$852,611
Total liabilities	$2,239,416	$2,087,254
Common stock and additional paid in capital	$5,996,058	$5,976,058
Deficit	$(7,232,913)	$(7,085,429)

comparison of prior quarterly results

Table 13 and Table 14 present selected financial information for each of the past eight quarters.

Table 13: Summary of quarterly results (July 31, 2012 – April 30, 2013)

	July 31, 2012	October 31, 2012	January 31, 2013	April 30, 2013
Revenue	$–	$–	$–	$–
Net loss	$(296,728)	$(250,578)	$(155,453)	$(147,484)
Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.01)	$(0.01)

Table 14: Summary of quarterly results (July 31, 2011 – April 30, 2012)

	July 31, 2011	October 31, 2011	January 31, 2012	April 30, 2012
Revenue	$–	$–	$–	$7,804
Net loss	$(782,841)	$(1,285,535)	$(574,536)	$(397,663)
Basic and diluted loss per share	$(0.05)	$(0.08)	$(0.03)	$(0.02)

During the quarters ended July 31, 2011, October 31, 2011, and January 31, 2012, our operating expenses were mainly associated with the drilling program on the Farellon property and exploration campaigns on other properties, including associated travel and geological consulting expenses incurred between May and September 2011, and subsequent data analysis. During the quarter ended October 31, 2011, we granted 1,040,000 stock options to certain directors, employees, and consultants that resulted in a non-cash expense of $527,318 (after adjustment taken on January 31, 2012), increasing our net loss. During the quarter ended January 31, 2012, we experienced higher legal costs as we explored the possibility of listing our shares on the TSX Venture Exchange. During the quarter ended April 30, 2012, we prepared an updated NI 43-101 report on our Farellon property, which resulted in increased exploration expenses, and we continued with the due diligence review related to listing our common stock on the TSX Venture Exchange, which resulted in increased professional and regulatory fees. During the quarter ended July 31, 2012, we kept our exploration and due diligence activities at a moderate level, which resulted in a decrease in our net loss for the quarter. During the quarters ended October 31, 2012, January 31, 2013 and April 30, 2013, we continued maintaining our operations at a lower level; our net loss for the quarter ended October 31, 2012, was $174,345, excluding the written down unproved mineral claims totaling $76,233; net loss for the quarter ended January 31, 2013, amounted to $155,453, and net loss for the quarter ended April 30, 2013, was $141,484 excluding $6,000 we wrote off when we decided to drop certain generative claims.

Table 15 summarizes and compares our financial condition at January 31, 2013 and 2012.

Table 15: Comparison of financial condition

	January 31, 2013	January 31, 2012
Working capital deficit	$(2,083,112)	$(1,401,135)
Current assets	$4,142	$69,623
Unproved mineral properties	$852,611	$796,828
Total liabilities	$2,087,254	$1,470,758
Common stock and additional paid in capital	$5,976,058	$5,483,934
Deficit	$(7,085,429)	$(5,985,007)

comparison of prior quarterly results

Table 16 and Table 17 present selected financial information for each of the past eight quarters.

Table 16: Summary of quarterly results (2013)
	April 30, 2012	July 31, 2012	October 31, 2012	January 31, 2013
Revenue	$7,804	$–	$–	$–
Net loss	$(397,663)	$(296,728)	$(250,578)	$(155, 453)
Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.01)	$(0.01)

Table 17: Summary of quarterly results (2012)
	April 30, 2011	July 31, 2011	October 31, 2011	January 31, 2012
Revenue	$–	$–	$–	$–
Net loss	$(285,276)	$(782,841)	$(1,285,535)	$(574,536)
Basic and diluted loss per share	$(0.02)	$(0.05)	$(0.08)	$(0.03)

During the quarters ended July 31, 2011, October 31, 2011, and January 31, 2012, our operating expenses were mainly associated with the drilling program on the Farellon property and exploration campaigns on other properties, including associated travel and geological consulting expenses incurred between May and September 2011, and subsequent data analysis. During the quarter ended October 31, 2011, we granted 1,040,000 stock options to certain directors, employees, and consultants that resulted in a non-cash expense of $527,318 (after adjustment taken on January 31, 2012), increasing our net loss. During the quarter ended January 31, 2012, we experienced higher legal costs as we explored the possibility of listing our shares on the TSX Venture Exchange. During the quarter ended April 30, 2012, we prepared an updated NI 43-101 report on our Farellon property, which resulted in increased exploration expenses, and we continued with the due diligence review related to listing our common stock on the TSX Venture Exchange, which resulted in increased professional and regulatory fees. During the quarter ended July 31, 2012, we kept our exploration and due diligence activities at a moderate level, which resulted in a decrease in our net loss for the quarter. During the quarters ended October 31, 2012 and January 31, 2013, we continued maintaining our operations at a lower level; excluding the written down unproved mineral claims, our net loss for the quarter ended October 31, 2012 was $174,345; net loss for the quarter ended January 31, 2013 amounted to $155,453.

Selected Financial Results

Quarters Ended April 30, 2013 and April 30, 2012

Our operating results for the three months ended April 30, 2013 and 2012, and the changes in the operating results between those periods are summarized in Table 18.

Table 18: Changes in operating results

	Three months ended April 30,		Changes between the periods ended April 30, 2013
	2013	2012	and 2012
Revenue
Geological services	$-	$7,804	$ (7,804)

Operating expenses
Administration	11,699	10,115	1,584
Advertising and promotion	2,098	22,974	(20,876)
Amortization	894	1,236	(342)
Automobile	1,841	4,244	(2,403)
Bank charges	1,296	1,368	(72)
Consulting fees	35,972	80,712	(44,740)
Interest on current debt	27,000	15,032	11,968
IVA expense	887	2,353	(1,466)
Mineral exploration costs	1,813	130,820	(129,007)
Office	6,562	8,965	(2,403)
Professional fees	14,991	58,015	(43,024)
Rent	3,493	3,408	85
Regulatory	6,077	20,632	(14,555)
Travel and entertainment	3,209	21,654	(18,445)
Salaries and wages	23,900	23,595	305
Foreign exchange loss (gain)	(248)	344	(592)
Write-down of unproved mineral properties	6,000	-	6,000
Total operating expenses	147,484	405,467	(257,983)
Net loss	$147,484	$397,663	$(250,179)

Revenue. Our revenue for the three months ended April 30, 2012 was $7,804; this revenue was generated from geological services that we provided to an unaffiliated company. We did not generate any revenue during the three months ended April 30, 2013. Due to the exploration rather than production nature of our business, we do not expect to have significant operating revenue within the next year.

Operating expenses. Our operating expenses decreased by $257,983 or 64%, from $405,467 for the three months ended April 30, 2012, to $147,484 for the three months ended April 30, 2013.

The following are our most significant year-to-date changes:

•
During the three months ended April 30, 2012, we commissioned Micon International Limited to prepare an updated NI 43-101 report on our Farellon property; we also continued working on detailed mapping of the Farellon as well as the Mateo properties which resulted in mineral exploration expenditures of $130,820 as opposed to $1,813 during the same period of 2013.

•
Due to the substantial reduction in our mineral exploration activities during the three months ended April 30, 2013, we significantly decreased our advertising and travel budget which resulted in decreases of $20,876 or 91% and $18,445 or 85% in advertising and promotion, and travel and entertainment expenses, respectively.

•
During the three months ended April 30, 2012, we incurred $58,015 and $20,632 in professional and regulatory fees, respectively. The increased costs were associated with the continued due diligence review we undertook in determining whether to list our shares on the TSX Venture Exchange.

•
Due to the restructuring of our accounting and financial advisory operations during the year ended January 31, 2013, our consulting fees for the three months ended April 30, 2013 were reduced by $44,740, from $80,712 incurred during the three months ended April 30, 2012, to $35,972 incurred during the three months ended April 30, 2013.

Net loss. We had a net loss of $147,484 for the three months ended April 30, 2013, compared to a net loss of $397,663 for the three months ended April 30, 2012. The $250,179 decrease in net loss during the period was mainly associated with the conclusion of our drilling and mapping programs on our Farellon and Mateo properties, which resulted in a decrease in mineral exploration expenses. Reduced advertising activity, a decrease in professional and regulatory fees and restructured consulting services further contributed to the decrease in our costs.

Liquidity

GOING CONCERN

The consolidated financial statements included in this prospectus have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. We have not generated any significant revenues from mineral sales since inception, have never paid any dividends and are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. Our continuation as a going concern depends upon the continued financial support of our shareholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to locate profitable mineral claims, generate revenue from mineral production and control our production costs. Based upon our current plans, we expect to incur operating losses in future periods, which we plan to mitigate by controlling our operating costs and sharing mineral exploration expenses through joint venture agreements, if possible.  At April 30, 2013, we had a working capital deficit of $2,196,868 and accumulated losses of $7,232,913 since inception. These factors raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate significant revenues in the future. Our consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

internal and external sources of liquidity

To date we have funded our operations by selling our securities and borrowing funds, and, to a minor extent, from mining royalties, geological services and option payments.

Sources and uses of cash

Three Months Ended April 30, 2013 and 2012

Table 19 summarizes our sources and uses of cash for the three months ended April 31, 2013 and 2012.

Table 19:  Summary of sources and uses of cash
	April 30,
	2013	2012
Net cash provided by financing activities	$29,772	$270,748
Net cash provided by (used in) operating activities	8,993	(85,831)
Net cash used in investing activities	(1,821)	(61,491)
Effect of foreign currency exchange	(413)	(20,806)
Net increase in cash	$36,531	$102,620

Net cash provided by financing activities. During the three months ended April 30, 2013, we borrowed $30,000 Cdn (approximately $29,772 US) from our CEO.

During the three months ended April 30, 2012, we received $150,000 on exercise of warrants for 500,000 shares at $0.30 per share. During the same period we issued 267,335 shares at $0.45 for cash proceeds of $120,301.

During the three months ended April 30, 2012, we borrowed $57,000 from a shareholder, and repaid $56,553 in principal and accrued interest toward a loan made by a company owned by a significant shareholder.

Net cash provided by / used in operating activities. During the three months ended April 30, 2013, we generated net cash of $8,993 from operating activities. We used $147,484 to cover operating costs and increased our prepaid expenses by $1,851. These uses of cash were offset by increases in our accounts payable and accrued interest on notes payable to related parties of $15,207 and $7,022, respectively. Our accrued liabilities increased by $38,256 mainly due to the recognition of property taxes that became payable on our mineral claims. We also increased our accounts payable to related parties by $70,949.

During the three months ended April 30, 2012, we used net cash of $85,831 in operating activities. We used $397,663 to cover operating costs. This use of cash was offset by increases in our accounts payable and accrued liabilities of $87,166 and $15,095, respectively.  This increase was associated mainly with our exploration activities and preparation of the updated NI 43-101 report. We also increased accounts payable to related parties by $192,718 and recorded $6,716 in accrued interest on notes payable to related parties. Our prepaids and other receivables decreased by $8,901 which also contributed to a decrease in cash used in operations.

Net cash used in investing activities. During the three months ended April 30, 2013, we spent $39,321 acquiring mineral claims and paying property taxes associated with our mineral claims. During the same period we received $37,500 from Geoactiva pursuant to our Property Option Agreement.

During the three months ended April 30, 2012, we spent $61,491 acquiring mineral claims and paying property taxes associated with our mineral claims.

Since inception through April 30, 2013, we have invested $1,317,801 acquiring our mineral claims and $19,820 for acquisition of other capital assets.

eYars Ended January 31, 2013 and January 31, 2012

Our operating expenses for the years ended January 31, 2013 and 2012 and the changes in our operating results between those periods are summarized in Table 20.

Table 20: Changes in operating results
	Year ended January 31,		Changes between the years ended January 31,
	2013	2012	2013 and 2012
Operating Expenses:
Administration	$40,355	$44,056	(3,701)
Advertising and promotion	39,840	202,125	(162,285)
Amortization	4,489	3,107	1,382
Automobile	7,166	27,662	(20,496)
Bank charges	6,346	6,374	(28)
Consulting fees	232,068	318,914	(86,846)
Interest on current debt	165,387	104,314	61,073
IVA Expense	4,640	33,780	(29,140)
Mineral exploration costs	231,852	1,156,868	(925,016)
Office	21,189	25,631	(4,442)
Professional fees	105,468	225,858	(120,390)
Rent	13,579	13,582	(3)
Regulatory	39,651	28,433	11,218
Travel and entertainment	32,223	96,014	(63,791)
Salaries, wages and benefits	81,148	84,029	(2,881)
Stock based compensation	-	527,318	(527,318)
Foreign exchange loss	(334)	14,653	(14,987)
Write-down of unproved mineral properties	83,159	15,470	67,689
Net operating expenses	$1,108,226	$2,928,188	$(1,819,962)

Operating expenses. Our operating expenses decreased by $1,819,962, or 62%, from $2,928,188 for the year ended January 31, 2012 to $1,108,226 for the year ended January 31, 2013.

The most significant year-to-date changes were:

●
During the year ended January 31, 2012, we carried out an active drilling program on our Farellon property and accomplished exploration campaigns on our Mateo and Veta Negra properties, which resulted in $1,156,868 in mineral exploration expenses. During the year ended January 31, 2013, we maintained our exploration activities at a lower level that resulted in a decrease of $925,016 or 80% in mineral exploration expenses.

●
Due to the reduction in our mineral exploration activities during the fiscal year ended January 31, 2013, we significantly decreased our advertising and travel budget which resulted in decreases of $162,285 or 80% and $63,791 or 66% in advertising and promotion, and travel and entertainment expenses, respectively.

●
During the year ended January 31, 2012, we completed a private equity financing and prepared and filed a registration statement on form S-1, which resulted in professional and legal fees of $225,858. During the year ended January 31, 2013, we did not incur similar expenses, which resulted in a decrease in our professional and legal fees of $120,390, or 53%.

●	During the year ended January 31, 2013, we restructured our accounting and financial advisory operations which resulted in a reduction of $86,846 or 27% in our consulting expenses.
●
During the year ended January 31, 2013, we wrote down $83,159 in mineral property acquisition costs after we determined the costs of maintaining our Veta Negra property exceeded its fair value. The property consisted of the Veta Negra, Exon and Pibe mining claims and several smaller exploration claims. During the year ended January 31, 2012, we wrote down $15,470 after we abandoned several exploration claims included in the Mateo property.

●
On September 2, 2011, we adopted the Red Metal Resources Ltd. 2011 Equity Incentive Plan and granted 1,040,000 options to our officers, directors, and consultants. We recorded $527,318 in employee stock option expense associated with these grants.  We had no such expense during the year ended January 31, 2013.

Net loss. We had a net loss of $1,100,422 for the year ended January 31, 2013, compared to a net loss of $2,928,188 for the year ended January 31, 2012. The decrease in net loss was mainly associated with the conclusion of our drilling and mapping programs on our Farellon and Mateo properties, which resulted in a decrease in mineral exploration and automobile expenses. Reduced advertising activity, restructured consulting services, and the absence of stock based compensation also contributed to the overall decrease in our costs.

Liquidity

going concern

The consolidated financial statements included in this prospectus have been prepared on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. We have not generated any significant revenues from mineral sales since inception, have never paid any dividends and are unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. Our continuation as a going concern depends upon the continued financial support of our stockholders, our ability to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. Our ability to achieve and maintain profitability and positive cash flow depends upon our ability to locate profitable mineral claims, generate revenue from mineral production and control our production costs. Based upon our current plans, we expect to incur operating losses in future periods, which we plan to mitigate by controlling our operating costs and sharing mineral exploration expenses through joint venture agreements, if possible.  At January 31, 2013, we had a working capital deficit of $2,083,112 and accumulated losses of $7,085,429 since inception. These factors raise substantial doubt about our ability to continue as a going concern. We cannot assure you that we will be able to generate significant revenues in the future. Our consolidated financial statements do not give effect to any adjustments that would be necessary should we be unable to continue as a going concern and therefore be required to realize our assets and discharge our liabilities in other than the normal course of business and at amounts different from those reflected in our financial statements.

internal and external sources of liquidity

To date we have funded our operations by selling our securities and borrowing funds, and, to a minor extent, from mining royalties.

Sources and uses of cash

years ended January 31, 2013 and 2012

Table 21 summarizes our sources and uses of cash for the years ended January 31, 2013 and 2012.

Table 21:  Summary of sources and uses of cash
	January 31,
	2013	2012
Net cash provided by financing activities	$344,692	$2,145,606
Net cash used in operating activities	(204,769)	(1,944,032)
Net cash used in investing activities	(138,942)	(170,089)
Effect of foreign currency exchange	(22,385)	(15,673)
Net increase (decrease) in cash	$(21,316)	$15,812

Net cash provided by financing activities.

During the year ended January 31, 2013, we issued 767,335 shares of our common stock to four subscribers for $270,301; borrowed $57,000 from a stockholder; borrowed $22,000 US and $52,000 Cdn (approximately $51,944 US) from our director; and repaid a $56,553 loan including accrued interest to a company owned by a significant stockholder.

During the year ended January 31, 2012, as part of the private offering completed on April 7, 2011, we issued 6,290,000 units at $0.30 per unit for cash proceeds of $1,828,099, net of $58,900 in commissions paid to agents, and 433,333 units at $0.30 per unit in payment of $130,000 in debt. Each unit consisted of one share of our common stock and a two-year warrant exercisable for one share of our common stock at $0.50 per share. On April 5, 2013, we extended the term of these warrants for an additional year, to April 7, 2014, and lowered the exercise price to $0.10. We received $25,000 on exercise of a warrant for 83,333 shares at $0.30 per share. See Non-cash financing transactions below.

During the year ended January 31, 2012 we borrowed $101,000 from significant stockholders; $62,389 Cdn (approximately $62,220 US) from a company controlled by two directors; $55,000 Cdn (approximately $54,715) from a director; and $78,500 US and $10,000 Cdn (approximately $10,454 US) from our CFO. We also repaid $14,382 in loans including accrued interest and recognized foreign exchange adjustment on $50,000 Cdn that we borrowed during the year ended January 31, 2011 from our CEO. See Non-cash financing transactions below.

Non-cash financing transactions. During the year ended January 31, 2012, as part of the private offering completed on April 7, 2011, the Company’s CEO converted loans in the amount of $50,000 into 166,666 units and the Company’s CFO converted loans in the amount of $80,000 into 266,667 units. In addition, a significant stockholder elected to exercise a warrant for the purchase of 166,667 shares of common stock at an exercise price of $0.30 per share through the cancellation of a loan in the amount of $50,000.

During the year ended January 31, 2013, we did not have any non-cash financing transactions.

Net cash used in operating activities.

During the year ended January 31, 2013, we used net cash of $204,769 in operating activities. We used $1,100,422 to cover operating costs. This use of cash was offset by a decrease of $44,165 in prepaids; net increases in accounts payable of $95,343 and accrued liabilities of $20,425; accounts payable to related parties of $595,243 for administration, consulting, advertising and promotion, mineral exploration, and travel expenses; and accrued interest on our notes payable to related parties of $22,829.

During the year ended January 31, 2012, we used net cash of $1,944,032 in operating activities. We used $2,928,188 to cover operating costs and increased prepaids and other receivables by $7,584. As part of our operating costs we recorded a non-cash employee stock based compensation expense of $527,318. These uses of cash were offset by increases in trade accounts payable and accrued liabilities by $10,018 and $31,380, respectively; accounts payable to related parties of $395,451 and accrued interest on our notes payable to related parties of $8,996.

Net cash used in investing activities.

During the year ended January 31, 2013, we spent $138,942 on acquisition of mineral claims, options to acquire mineral claims, and on property taxes associated with our mineral claims.

During the year ended January 31, 2012, we spent $150,269 on acquisition of mineral claims, options to acquire mineral claims, and on property taxes associated with our mineral claims.  We also spent $19,820 on the purchase of equipment.

Since inception through January 31, 2013, we have invested $1,315,980 in acquiring our mineral claims and $19,820 for acquisition of other capital assets.

Capital resources

Our ability to acquire and explore our Chilean claims is subject to our ability to obtain the necessary funding.  We expect to raise funds through loans from private or affiliated persons and sales of our debt or equity securities. We have no committed sources of capital.  If we are unable to raise funds as and when we need them, we may be required to curtail, or even to cease, our operations.

Contingencies and commitments

We had no contingencies at April 30, 2013.

As of the date of the filing of this prospectus we have the following long-term contractual obligations and commitments:

●
Farellon royalty. We are committed to paying the vendor a royalty equal to 1.5% on the net sales of minerals extracted from the Farellon claims up to a total of $600,000. The royalty payments are due monthly once exploitation begins and are subject to minimum payments of $1,000 per month. We have no obligation to pay the royalty if we do not commence exploitation.

●
Che royalty. We are committed to paying a royalty equal to 1% of the net sales of minerals extracted from the claims to a maximum of $100,000 to the former owner. The royalty payments are due monthly once exploitation begins, and are not subject to minimum payments.

●	Mineral property taxes payable of approximately $45,000 per annum.

Equity financing

To generate working capital, between February 1, 2011 and June 11, 2013 we issued 7,740,668 shares of our common stock and warrants for the purchase of 7,187,001 shares to raise $2,303,401 under Regulations S and D promulgated under the Securities Act of 1933.

Based on our operating plan, we anticipate incurring operating losses in the foreseeable future and will require additional equity capital to support our operations and develop our business plan.  If we succeed in completing future equity financing, the issuance of additional shares will result in dilution to our existing stockholders.

Debt financing

Between February 1, 2011 and June 11, 2013, we borrowed a total of $336,145 from related parties.  Of this amount, $63,930 has been repaid.  Information about these transactions is included in the section of this prospectus titled “Certain Relationships and Related Transactions, and Director Independence”.

Challenges and risks

Other than revenue we generate from the Option Agreement with Geoactiva, we do not anticipate generating any revenue over the next twelve months. We plan to fund our operations through any combination of equity or debt financing from the sale of our securities, private loans, joint ventures or through the sale of part interest in our mineral properties. Although we have succeeded in raising funds as we needed them, we cannot assure you that this will continue in the future.  Many things, such as the continued general downturn, worldwide, of the economy or a significant decrease in the price of minerals, could affect the willingness of potential investors to invest in risky ventures such as ours. In addition to our Option Agreement with Geoactiva SpA, we may consider entering into a joint venture partnership with other resource companies to complete a mineral exploration program on other properties in Chile. If we enter into a joint venture arrangement, we would likely have to assign a percentage of our interest in our mineral claims to our joint venture partner in exchange for the funding.

As at April 30, 2013, we owed approximately $1.75 million to related parties for loans and services that have been provided to us.  We do not have the funds to pay this debt therefore we are planning to partially pay this debt with shares of our common stock.  We anticipate that, because of the low price of our common stock, we will issue a substantial number of shares for this purpose, although no final terms have been agreed upon by the company and these individuals.  The issuance of these shares will likely result in substantial dilution to the book value of our common stock held by our existing stockholders.  Furthermore, if we were to register these shares, they could be sold without restriction, which could have the effect of driving down the price of our common stock in the market.

Investments in and expenditures on mineral interests

Realization of our investments in mineral properties depends upon our maintaining legal ownership, producing from the properties or gainfully disposing of them.

Title to mineral claims involves risks inherent in the difficulties of determining the validity of claims as well as the potential for problems arising from the ambiguous conveyancing history characteristic of many mineral claims. Our contracts and deeds have been notarized, recorded in the registry of mines and published in the mining bulletin. We review the mining bulletin regularly to discover whether other parties have staked claims over our ground. We have discovered no such claims. To the best of our knowledge, we have taken the steps necessary to ensure that we have good title to our mineral claims.

Foreign exchange

We are subject to foreign exchange risk for transactions denominated in foreign currencies.  Foreign currency risk arises from the fluctuation of foreign exchange rates and the degree of volatility of these rates relative to the United States dollar.  We do not believe that we have any material risk due to foreign currency exchange.

Trends, events or uncertainties that may impact results of operations or liquidity

The financial crisis which began in 2007 and continues today has had an adverse impact on our business and financial position, since we must rely on sales of our securities and loans to continue our operations.  We have found that there is less capital available to us and less appetite for risk by investors.  Furthermore, we have found that locating other mineral exploration companies with available funds who are willing to engage in risky ventures such as the exploration of our properties has become very difficult since the economic downturn.  If we are unable to raise additional capital, we may not be able to develop our properties or continue our operations.

Off-balance sheet arrangements

We have no off-balance sheet arrangements and no non-consolidated, special-purpose entities.

Related-party transactions

A discussion of our transactions with related parties is discussed in the section of this prospectus titled “Certain Relationships and Related Transactions and Corporate Governance”.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The company regularly evaluates estimates and assumptions. The company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the company may differ materially and adversely from the company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproven mineral properties, determination of fair values of stock-based transactions, and deferred income tax rates.

Reclassifications

Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Financial instruments

Our financial instruments include cash, accounts receivable, accounts payable, accrued liabilities, accrued professional fees and accrued mineral property costs. The fair value of these financial instruments approximates their carrying values due to their short maturities.

Recently Adopted Accounting Guidance

The company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. We do not expect the adoption of these pronouncements to have a material impact on our financial position, results of operations or cash flows.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC QB under the symbol RMES. Table 22 presents the range of high and low bid quotes of our common stock for each quarter for the last two fiscal years as reported by the Pink OTC Markets.  The bid prices represent inter-dealer quotations, without adjustments for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

Table 22: High and low bids
	High	Low
Fiscal year ended January 31, 2014
First quarter	$0.17	$0.029
Second quarter through June 11, 2013	$0.04	$0.04
Fiscal year ended January 31, 2013
First quarter	$0.61	$0.38
Second quarter	$0.38	$0.25
Third quarter	$0.25	$0.11
Fourth quarter	$0.17	$0.014
Fiscal year ended January 31, 2012
First quarter	$0.45	$0.25
Second quarter	$0.45	$0.37
Third quarter	$0.58	$0.36
Fourth quarter	$0.52	$0.42

As of June 11, 2013, we had approximately 33 stockholders of record according to a stockholder’s list provided to us by our transfer agent.  This number does not include an indeterminate number of stockholders whose shares are held by brokers in street name.  Our transfer agent is Empire Stock Transfer, 1859 Whitney Mesa Dr. Henderson, Nevada, 89014 and their phone number is 702-818-5898.

Dividends

We have not paid any cash dividends on our common stock since our inception and do not anticipate paying any cash dividends in the foreseeable future.  We plan to retain our earnings, if any, to provide funds for the expansion of our business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Table 23 contains certain information regarding our directors, executive officers and key personnel. There is a family relationship between Caitlin Jeffs and Michael Thompson.  Directors serve for one year and until their successors are duly elected and qualified. In Chile, Polymet has one legal representative, which is similar to a director, and a manager, which is similar to a president.

Table 23: Directors and officers
Name	Age	Position
Caitlin Jeffs	37	Director, chief executive officer, president and secretary
Michael Thompson	43	Director and vice president of exploration
John Da Costa	48	Director, chief financial officer and treasurer
Kevin Mitchell	52	Legal representative and manager of Polymet

Caitlin Jeffs, P. Geo.  Ms. Jeffs has been a director since October 2007 and our president, chief executive officer and secretary since April 21, 2008. She has more than seven years of experience as an exploration geologist.  Ms. Jeffs graduated from the University of British Columbia in 2002 with an honors bachelor of science in geology. She is a professional geologist on the register of the Association of Professional Geoscientists of Ontario. She worked for Placer Dome (CLA) Ltd. in Canada from February 2003 until May 2006 where she worked as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) was a major mining company with operations in North America, Australia, Africa and South America.  None of these companies is related to Red Metal. Ms. Jeffs was a self-employed consulting geologist from May 2006 to April 2007. She is one of the founders and the general manager of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal. Since July 2012, Ms. Jeffs has been a director of Kesselrun Resources Ltd., a resource exploration company listed on the TSX Venture Exchange and focused on gold exploration in Ontario, Canada. She was a director of Trilogy Metals Inc., a resource exploration company listed on the TSX Venture Exchange, from July 2006 to May 2007.  She lives with Michael Thompson as a family.

Michael Thompson, P. Geo. Mr. Thompson has been a director since October 2007 and our vice-president of exploration since April 2008. He has more than ten years of experience as an exploration geologist.  Mr. Thompson graduated from the University of Toronto in 1997 with an honors bachelor of science in geology.  He is a professional geologist on the register of the Association of Professional Geoscientists of Ontario.  He worked in Canada for Teck Resources Ltd. from 1999 until 2002 as a project geologist managing exploration projects in Northwestern Ontario. From January 2003 until May 2006 he worked for Placer Dome (CLA) Ltd. as both a project geologist managing drill programs for the exploration department at Placer Dome’s Musselwhite Mine in Northwestern Ontario and then as part of the generative team evaluating potential projects in Northwestern Ontario. Teck Resources and Placer Dome (since acquired by Barrick Gold Corp. and Gold Corp.) are major mining companies with operations in North America, Australia, Africa and South America. None of these former employers is related to Red Metal. Mr. Thompson was a self-employed consulting geologist from May 2006 to April 2007.  He is one of the founders and the president of Fladgate Exploration Consulting Corporation, a firm of consulting geologists in Ontario, Canada, which provides its services to Red Metal.  Since July 2012 Mr. Thompson has been President, CEO and  a director of Kesselrun Resources Ltd., a resource exploration company listed on the TSX Venture Exchange and focused on gold exploration in Ontario, Canada Since October 2011 Mr. Thompson  is a director of Fairmont Resources Inc., a resource exploration company listed on the TSX Venture Exchange. He lives with Caitlin Jeffs as a family.

We believe that the extensive education and experience that Ms. Jeffs and Mr. Thompson have as geologists make them uniquely qualified to serve as directors of our company.  Their knowledge of mining and geology provides them with the tools necessary to set goals for our business and to determine how those goals can be achieved.

John da Costa. Mr. da Costa has been a director since May 2012 and our chief financial officer and treasurer since May 13, 2008.  Mr. da Costa has more than twenty years of experience providing bookkeeping and accounting services for both private and public companies and is the founder and president of Da Costa Management Corp., a company that has provided management and accounting services to public and private companies since August 2003.  Red Metal is a client of Da Costa Management Corp. Currently, Mr. da Costa is a director and the chief financial officer and secretary of Poly Shield Technologies Inc., a publicly traded U.S. company, engaged in marketing of cost effective, energy efficient and durability solutions, and a director and the chief financial officer and secretary of Kesselrun Resources Ltd., a Canadian reporting company listed on the TSX Venture Exchange . Mr. da Costa holds a number of executive positions in the following companies: the treasurer of Rock City Energy Corp., a non-reporting public company, a position he held from August 2006 until December 2011; and a director (from March 2004 – to July 2007) and chief executive officer and president (from July 2006 – to July 2007); the chief financial officer (from April 2005 – to July 2007) of Trilogy Metals Inc. a resource exploration company listed on the TSX Venture Exchange; and from October 2010 to May 2011, Mr. da Costa served as a director of Live Current Media Inc., a company that operated a number of e-commerce websites that was previously reporting under the Exchange Act. Mr. da Costa’s experience in accounting and as a director, chief financial officer and secretary of a publicly traded U.S. company led us to conclude that he should be a director.

Biographical information: Significant employee

Kevin Mitchell.  Mr. Mitchell has been the legal representative and manager of Minera Polymet Limitada since it was formed in August 2007.  He is a Canadian who has lived in Chile for more than twenty years.  He has owned and operated a heavy equipment company for all of that time, mainly servicing the mining industry.  Since February 2007 he has been the legal representative and manager of Minera Farellon Limitada, a Chilean company that investigates potential projects, conducts due diligence reviews, and provides logistical support.

During the past ten years none of our directors or executive officers was involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

EXECUTIVE COMPENSATION

Table 24 summarizes all compensation for the 2013 and 2012 fiscal years received by our chief executive officer, our two most highly compensated executive officers who earned more than $100,000 and up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the last completed fiscal year (collectively, the “Named Executive Officers”).

Table 24: Summary Compensation Table
	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)

Caitlin Jeffs, chief executive officer, president	2013	--	--	--	-		--	--	--	--
and secretary	2012	--	--	--	116,618	a	--	--	--	116,618

Michael Thompson, vice president	2013	--	--	--	-		--	--	--	--
	2012	--	--	--	116,618	a	--	--	--	116,618

John da Costa, chief	2013	--	--	--	-		--	--	--	--
financial officer	2012	--	--	--	116,618	a	--	--	--	116,618

 a For information on the assumptions used to compute this amount, see Note 5 to our audited financial statements for the fiscal year ended January 31, 2012.

Equity Awards

On September 2, 2011 we adopted Red Metal Resources 2011 Equity Incentive Plan.  The purpose of the Plan is to benefit the company by enabling us to attract, retain and motivate officers, directors, employees and consultants by providing them with the opportunity, through grants of options to purchase our common stock, to acquire an increased proprietary interest in the company.  Table 25 provides information regarding the outstanding equity awards held by our executive officers as of January 31, 2013.

Table 25: Equity Awards at Fiscal Year End
Name	Number of securities underlying unexercised options (exercisable)	Number of securities underlying unexercised options (unexercisable)	Equity Incentive Plan Awards: Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date

Caitlin Jeffs	230,000	--	--	$0.50	September 2, 2013
Michael Thompson	230,000	--	--	$0.50	September 2, 2013
Joao (John) da Costa	230,000	--	--	$0.50	September 2, 2013

We have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We have no contracts, agreements, plans or arrangements, written or unwritten, that provide for payment to a Named Executive Officer at, following, or in connection with the resignation, retirement or other termination of a Named Executive Officer, or a change in control of our company or a change in the Named Executive Officer's responsibilities following a change in control.  We have no employment agreements with our Named Executive Officers.

In the past we have not paid compensation to our Named Executive Officers, although we have paid and continue to pay fees to entities controlled by our Named Executive Officers for services rendered to us.  See Item 13, “Certain Relationships and Related Transactions, and Director Independence”.  During the fiscal year ended January 31, 2012, we determined to grant options to purchase our common stock to our Named Executive Officers as compensation for the services they render to us in our day-to-day operations.  Grants of options allow us to conserve cash at the same time as they increase the proprietary interest of our Named Executive Officers in the company, thereby aligning their interests with those of our stockholders.  In the future, we may pay cash compensation to our Named Executive Officers and we may pay bonuses of cash or securities as a way of rewarding exceptional performance.  We did not pay bonuses during the fiscal year ended January 31, 2013.

We do not have a compensation committee.  Caitlin Jeffs, Michael Thompson and John da Costa, all of whom are executive officers as well as directors, participated in deliberations of the board of directors concerning executive officer compensation.

Director Compensation

We have not paid compensation to our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Table 26 presents, as of June 11, 2013, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group.  Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities.  Each individual or entity named has sole investment and voting power with respect to the shares of common stock indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted.

Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days from June 11, 2013, are considered outstanding and beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Table 26: Security ownership
Class of security	Name and address of beneficial owner	Number of shares beneficially owned		Percentage of common stock
Common stock	Caitlin Jeffs a	2,010,242	b	11.00
Common stock	Michael Thompson a	399,524	c	2.19
Common stock	Fladgate Exploration Consulting Corp. d	330,087		1.84
Common stock	John da Costa e	1,240,358	f	6.72
	All officers and directors as a group	3,980,211		21.75

Common stock	Richard N. Jeffs g,h	4,472,119	i	23.80
Common stock	Susan Jeffs g,h	2,246,670	j	11.96
Common stock	Robert Andjelic k,h	5,000,000	l	24.44
a The address for Caitlin Jeffs and Michael Thompson is 195 Park Avenue, Thunder Bay, ON, Canada P7B 1B9.
b This sum includes warrants exercisable for 83,333 shares and options to purchase 230,000 shares.
c This sum includes warrants exercisable for 83,333 shares and options to purchase 230,000 shares.
d Fladgate Exploration Consulting Corporation is controlled by Caitlin Jeffs and Michael Thompson.
e The address for John da Costa is 810-789 West Pender Street, Vancouver, BC, Canada V6C 1H2.
f This sum includes 296,667 shares held by DaCosta Management Corp., a company owned by John Da Costa, and warrants exercisable for 266,667 shares and options to purchase 230,000 shares.
g The address for Richard N. Jeffs and Susan Jeffs is 49 Pont Street, London, United Kingdom SW1X 0BD.
h 5% stockholder.
i This sum includes warrants exercisable for 833,334 shares.
j This sum includes warrants exercisable for 833,333 shares.
k The address for Robert Andjelic is PO Box 69, Millarville, AB, Canada T0L 1K0.
l This sum includes warrants exercisable for 2,500,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND CORPORATE GOVERNANCE

Director independence

Using the definition of “independent” in Rule 5605 of the Rules of The Nasdaq Stock Market, we have determined that none of our directors is independent.

Transactions with related persons

Since February 1, 2011, the directors, executive officers, or holders of more than 5% of our common stock, or members of their immediate families, as described below, have completed transactions with us in which they had direct or indirect material interests that exceeded the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years.

Amounts due to related parties

Table 27 describes amounts due to related parties that were incurred during the fiscal years ended January 31, 2012 and January 31, 2013, and the months ended April 30, 2013.

Table 27: Due to related parties
	Three months ended	Fiscal years ended January 31,
	April 30, 2013	2013	2012
Due to Da Costa Management Corp.a	$279,684	$269,097	$190,608
Due to Fladgate Exploration Consulting Corporation b	$916,488	$894,377	$658,950
Due to Minera Farellon Limitada c	$129,340	$94,558	$51,957
Due to Richard Jeffs	$50,945	$50,920	$-

a During the three months ended April 30, 2013 we incurred $30,000 in consulting fees with Da Costa Management Corp., a company owned by our CFO and treasurer, of which $20,000 were donated to us. During the years ended January 31, 2013 and 2012, we paid or accrued a total of $188,118 and $288,430, respectively in consulting fees to the same company. In addition to direct consulting fees we also reimbursed Da Costa Management Corp. for certain business related expenses they paid on our behalf.
b During the three months ended April 30, 2013, we did not incur mineral exploration expenses with Fladgate Exploration Consulting Corporation, a company controlled by two of our directors. During the year ended January 31, 2013 and January 31, 2012, we paid or accrued a total of $196,203 and $484,614 in mineral exploration and administrative services to the same company. In addition to direct consulting fees we also reimbursed Fladgate Exploration Consulting Corporation for certain business related expenses they paid on our behalf.
c During the three months ended April 30, 2013, we paid or accrued a total of $3,493 in rental expenses to Minera Farellon Limitada, a company owned by Kevin Mitchell, and Richard Jeffs. During the years ended January 31, 2013 and 2012, we paid or accrued a total of $13,579 and $19,780 for administration and rental expenses to Minera Farellon Limitada.

Notes payable to related party

Table 28 describes the promissory notes payable to related parties including accrued interest as at January 31, 2013 and 2012, and through March 31, 2013.

Table 28: Notes payable to related parties
		Fiscal years ended January 31,
	Three months ended April 30, 2013	2013	2012

Note payable to the company owned by Richard Jeffs a	$-	$-	$56,164
Note payable to Richard Jeffs a	$121,129	$118,797	$53,115
Note payable to Fladgate Exploration Consulting Corporation b	$70,449	$69,589	$63,910
Notes payable to Caitlin Jeffs b	$168,555	$136,532	$55,129
Notes payable to John da Costa c	$9,390	$9,210	$8,502
Total notes payable to related parties	$369,523	$334,128	$236,820
a Principle amount of the note payable to the company owned by Richard Jeffs was s $50,000; it was re-paid during the year ended January 31, 2012. Principle amount of the notes payable to Richard Jeffs is $108,000; these notes are payable on demand, unsecured and bear interest at 8% per annum compounded monthly. Interest of $13,129 had accrued as of April 30, 2013. The largest aggregate amount of principal outstanding to Richard Jeffs and the company owned by him during the period for which disclosure is provided was $108,000.
b The principle amounts of the notes payable to Caitlin Jeffs are $137,000 Cdn and $22,000 US, they are payable on demand, unsecured and bear interest at 8% per annum compounded monthly. Interest of $10,535 had accrued as at April 30, 2013. The principle amount of the note payable to Fladgate Exploration Consulting Corporation is $62,389 Cdn; it is payable on demand, unsecured and bears interest at 8% per annum compounded monthly. Interest of $8,506 had accrued as at April 30, 2013. The largest aggregate amount of principal outstanding to Caitlin Jeffs and Fladgate Exploration Consulting Corporation during the period for which disclosure is provided was approximately $19,964.
c The principle amount of the note payable to John da Costa is $8,500, it is payable on demand, unsecured and bears interest at 8% per annum compounded monthly. Interest of $890 had accrued as at April 30, 2013. The largest amount of principal outstanding to John da Costa during the period for which disclosure is provided was $8,500.

Transactions with directors and officers

We have completed a number of transactions with our directors and officers:

●
On April 7, 2011, under the private equity financing, we issued 83,333 units at $0.30 per unit to Caitlin Jeffs and 83,333 units at $0.30 per unit to Michael Thompson. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants were due to expire on April 7, 2013 but the term has been extended to April 7, 2014 and the exercise price has been reduced to $0.10 per share.

●
On April 7, 2011, under the private equity financing, we issued 266,667 units at $0.30 per unit to John da Costa. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants were due to expire on April 7, 2013 but the term has been extended to April 7, 2014 and the exercise price has been reduced to $0.10 per share.

●
On September 2, 2011, under the Equity Incentive Plan we granted to John da Costa, Caitlin Jeffs and Michael Thompson 230,000 options each to purchase the Company’s common stock. The options are exercisable at $0.50 for a term of two years.

Transactions with other related parties

On April 12, 2011, we paid Minera Farellon Limitada 10,000,000 pesos (approximately $20,000) to acquire the Che mining claims. On August 12, 2011, we paid 4,741,000 pesos (approximately $10,000 US) to acquire an option to purchase the Veta Negra and Exon mining claims.

On April 7, 2011, under a private equity financing, we issued 2,500,000 units at $0.30 per unit to Robert Andjelic. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants were due to expire on April 7, 2013 but the term has been extended to April 7, 2014 and the exercise price has been reduced to $0.10 per share. On the same date, we entered into the Board Observer Agreement with Mr. Andjelic. Subject to certain exceptions, Mr. Andjelic has the right to attend in a non-voting capacity any meeting of the board, to receive all notices of board meetings and other information distributed to the members of the board, and to receive copies of actions taken by written consent.

We have completed a number of transactions with relatives of our president:

●
On April 7, 2011, under the private equity financing, we issued 833,334 units at $0.30 per unit to Richard Jeffs. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants were due to expire on April 7, 2013 but the term has been extended to April 7, 2014 and the exercise price has been reduced to $0.10 per share.

●
On April 7, 2011, under the private equity financing, we issued 833,333 units at $0.30 per unit to Susan Jeffs. Each unit consists of one common share and one warrant entitling the holder to purchase one share of common stock for $0.50 per share. The warrants were due to expire on April 7, 2013 but the term has been extended to April 7, 2014 and the exercise price has been reduced to $0.10 per share.

●	On October 25, 2011 Susan Jeffs exercised her warrant to purchase 200,000 units of our common stock at a price of $0.30 per share. The shares were issued on November 28, 2011.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the Common Stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are summaries of the material terms of the respective contract, agreement or other document. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of these materials may be obtained by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

We file periodic reports and other information with the SEC. Such periodic reports and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.redmetalresources.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information and other content contained on our website are not part of the prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Neither our Articles of Incorporation nor Bylaws prevent us from indemnifying our officers, directors and agents to the extent permitted under the Nevada Revised Statute ("NRS"). NRS Section 78.7502, provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with any defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

EXPERTS

Dale Matheson Carr-Hilton Labonte LLP, independent registered public accounting firm, has audited our consolidated financial statements included in this prospectus for the years ended January 31, 2013 and 2012, as set forth in their report, which is included in this prospectus.  Our consolidated financial statements included in this prospectus have been so included in reliance on the report of Dale Matheson Carr-Hilton Labonte LLP, given on the authority of said firm as experts in accounting and auditing.

ITEM 8: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	April 30, 2013	January 31, 2013
	(Unaudited)
ASSETS
Current assets

Cash	$39,682	$3,151
Prepaids and other receivables	2,866	991
Total current assets	42,548	4,142

Equipment, net	11,330	12,224
Unproved mineral properties	848,432	852,611
Total assets	$902,310	$868,977

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities

Accounts payable	$313,054	$302,018
Accrued liabilities	180,382	142,126
Due to related parties	1,376,457	1,308,982
Notes payable to related party	369,523	334,128
Total liabilities	2,239,416	2,087,254

Stockholders' deficit

Common stock, $0.001 par value, authorized 500,000,000, 17,956,969 issued and outstanding at April 30, 2013 and January 31, 2013	17,957	17,957
Additional paid in capital	5,978,101	5,958,101
Deficit accumulated during the exploration stage	(7,232,913)	(7,085,429)
Accumulated other comprehensive loss	(100,251)	(108,906)
Total stockholders' deficit	(1,337,106)	(1,218,277)
Total liabilities and stockholders' deficit	$902,310	$868,977

The accompanying notes are an integral part of these interim consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended April 30,		From January 10, 2005 (Inception)
	2013	2012	to April 30, 2013
Revenue

Royalties	$-	$-	$15,658
Geological services	-	7,804	7,804
	-	7,804	23,462
Operating expenses
Administration	11,699	10,115	371,250
Advertising and promotion	2,098	22,974	569,173
Amortization	894	1,236	8,490
Automobile	1,841	4,244	102,388
Bank charges	1,296	1,368	30,628
Consulting fees	35,972	80,712	1,053,302
Interest on current debt	27,000	15,032	405,495
IVA expense	887	2,353	39,307
Mineral exploration costs	1,813	130,820	2,138,919
Office	6,562	8,965	80,688
Professional development	-	-	5,116
Professional fees	14,991	58,015	814,596
Rent	3,493	3,408	72,343
Regulatory	6,077	20,632	122,807
Travel and entertainment	3,209	21,654	328,112
Salaries, wages and benefits	23,900	23,595	241,759
Stock based compensation	-	-	527,318
Foreign exchange loss (gain)	(248)	344	14,370
Write-down of unproved mineral properties	6,000	-	330,314
	147,484	405,467	7,256,375

Net loss	$(147,484)	$(397,663)	$(7,232,913)

Net loss per share - basic and diluted	$(0.01)	$(0.02)

Weighted average number of shares outstanding - basic and diluted	17,956,969	17,584,212

The accompanying notes are an integral part of these interim consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
(UNAUDITED)

	Common Stock Issued				Accumulated
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Gain/(Loss)	Total
Balance at January 10, 2005 (Inception)	-	$-	$-	$-	$-	$-

Net loss	-	-	-	(825)	-	(825)

Balance at January 31, 2005	-	-	-	(825)	-	(825)

Common stock issued for cash	5,525,000	5,525	53,725	-	-	59,250
Common stock adjustment	45	-	-	-	-	-
Donated services	-	-	3,000	-	-	3,000
Net loss	-	-	-	(12,363)	-	(12,363)

Balance at January 31, 2006	5,525,045	5,525	56,725	(13,188)	-	49,062

Donated services	-	-	9,000	-	-	9,000
Net loss	-	-	-	(43,885)	-	(43,885)

Balance at January 31, 2007	5,525,045	5,525	65,725	(57,073)	-	14,177

Donated services	-	-	2,250	-	-	2,250
Return of common stock to treasury	(1,750,000)	(1,750)	1,749	-	-	(1)
Common stock issued for cash	23,810	24	99,976	-	-	100,000
Net loss	-	-	-	(232,499)	-	(232,499)

Balance at January 31, 2008	3,798,855	3,799	169,700	(289,572)	-	(116,073)

Common stock issued for cash	357,147	357	1,299,643	-	-	1,300,000
Net loss	-	-	-	(1,383,884)	-	(1,383,884)
Foreign currency exchange loss	-	-	-	-	(21,594)	(21,594)

Balance at January 31, 2009	4,156,002	4,156	1,469,343	(1,673,456)	(21,594)	(221,551)

Common stock issued for cash	1,678,572	1,678	160,822	-	-	162,500
Common stock issued for debt	3,841,727	3,843	1,148,675	-	-	1,152,518
Net loss	-	-	-	(710,745)	-	(710,745)
Foreign currency exchange loss	-	-	-	-	(35,816)	(35,816)

Balance at January 31, 2010	9,676,301	9,677	2,778,840	(2,384,201)	(57,410)	346,906

Common stock issued for cash	540,000	540	134,460	-	-	135,000
Net loss for the year ended January 31, 2011	-	-	-	(672,618)	-	(672,618)
Foreign currency exchange loss	-	-	-	-	(13,438)	(13,438)

Balance at January 31, 2011	10,216,301	10,217	2,913,300	(3,056,819)	(70,848)	(204,150)

Common stock issued for cash	6,290,000	6,290	1,821,810	-	-	1,828,100
Common stock issued for debt	433,333	433	129,567	-	-	130,000
Warrants exercised for cash	83,333	83	24,916	-	-	24,999
Warrants exercised for debt	166,667	167	49,833	-	-	50,000
Stock options	-	-	527,318	-	-	527,318
Net loss for the year ended January 31, 2012	-	-	-	(2,928,188)	-	(2,928,188)
Foreign currency exchange loss	-	-	-	-	(15,673)	(15,673)

Balance at January 31, 2012	17,189,634	17,190	5,466,744	(5,985,007)	(86,521)	(587,594)

Warrants exercised for cash	500,000	500	149,500	-	-	150,000
Common stock issued for cash	267,335	267	120,034	-	-	120,301
Net loss for the three months ended Aprl 30, 2012	-	-	-	(397,663)	-	(397,663)
Foreign currency exchange loss	-	-	-	-	(20,806)	(20,806)

Balance at April 30, 2012	17,956,969	17,957	5,736,278	(6,382,670)	(107,327)	(735,762)

Extinguishment of related party debt	-	-	191,823	-	-	191,823
Donated services	-	-	30,000	-	-	30,000
Net loss for the nine months ended January 31, 2013	-	-	-	(702,759)	-	(702,759)
Foreign currency exchange loss	-	-	-	-	(1,579)	(1,579)

Balance at January 31, 2013	17,956,969	17,957	5,958,101	(7,085,429)	(108,906)	(1,218,277)

Donated services	-	-	20,000	-	-	20,000
Net loss for the three months ended April 30, 2013	-	-	-	(147,484)	-	(147,484)
Foreign currency exchange gain	-	-	-	-	8,655	8,655

Balance at April 30, 2013	17,956,969	$17,957	$5,978,101	$(7,232,913)	$(100,251)	$(1,337,106)

The accompanying notes are an integral part of these interim consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended April 30,		From January 10, 2005 (Inception)
	2013	2012	to April 30, 2013
Cash flows provided by (used in) operating activities:
Net loss	$(147,484)	$(397,663)	$(7,232,913)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Donated services and rent	20,000	-	64,250
Write-down of unproved mineral properties	6,000	-	330,315
Amortization	894	1,236	8,490
Stock based compensation	-	-	527,318

Changes in operating assets and liabilities:
Prepaids and other receivables	(1,851)	8,901	(2,842)
Accounts payable	15,207	87,166	317,225
Accrued liabilities	38,256	15,095	321,106
Due to related parties	70,949	192,718	1,909,778
Accrued interest on notes payable to related party	7,022	6,716	112,597

Net cash provided by (used in) operating activities	8,993	(85,831)	(3,644,676)

Cash flows used in investing activities:
Purchase of equipment	-	-	(19,820)
Acquisition of unproved mineral properties	(1,821)	(61,491)	(1,317,801)

Net cash used in investing activities	(1,821)	(61,491)	(1,337,621)

Cash flows provided by financing activities:
Cash received on issuance of notes payable to related party	29,772	57,000	1,322,083
Repayment of related party notes, including accrued interest	-	(56,553)	(70,935)
Proceeds from issuance of common stock	-	270,301	3,880,150

Net cash provided by financing activities	29,772	270,748	5,131,298

Effects of foreign currency exchange	(413)	(20,806)	(109,319)

Increase in cash	36,531	102,620	39,682

Cash, beginning	3,151	24,467	-

Cash, ending	$39,682	$127,087	$39,682

Supplemental disclosures:
Cash paid for:
Income tax	$-	$-	$-
Interest	$-	$(1,778)	$(8,331)

The accompanying notes are an integral part of these interim consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
April 30, 2013
(UNAUDITED)

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations
Red Metal Resources Ltd. (the “Company”) was incorporated on January 10, 2005, under the laws of the State of Nevada.  On August 21, 2007, the Company acquired a 99% interest in Minera Polymet Limitada (“Polymet”), a limited liability company formed on August 21, 2007, under the laws of the Republic of Chile. The Company is involved in acquiring and exploring mineral properties in Chile.  The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

Unaudited Interim Consolidated Financial Statements
The unaudited interim financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and the rules and regulations of the Securities and Exchange Commission (“SEC”). They do not include all information and footnotes required by GAAP for complete financial statements. Except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended January 31, 2013, included in the Company’s Annual Report on Form 10-K, filed with the SEC. The interim unaudited financial statements should be read in conjunction with those financial statements included in Form 10-K. In the opinion of management, all adjustments considered necessary for fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the three month period ended April 30, 2013 are not necessarily indicative of the results that may be expected for the year ending January 31, 2014.

Recent Accounting Pronouncements
The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

NOTE 2 – RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties as at:

Due to Related Parties	April 30, 2013	January 31, 2013

Due to a company owned by an officer (a)	$279,684	$269,097
Due to a company controlled by directors (b)	916,488	894,377
Due to a company controlled by a major shareholder (a)	129,340	94,588
Due to a major shareholder (a)	50,945	50,920
Total due to related parties	$1,376,457	$1,308,982

Notes Payable to Related Parties	April 30, 2013	January 31, 2013

Note payable to a director (c)	$168,555	$136,532
Note payable to a chief financial officer (c)	9,390	9,210
Note payable to a major shareholder (c)	121,129	118,797
Note payable to a company controlled by directors (c)	70,449	69,589
Total notes payable to related parties	$369,523	$334,128
(a) Amounts are unsecured, are due on demand and bear no interest.
(b) Amount is unsecured, due on demand, and bears simple interest at 10% per annum.
(c) The notes payable to related parties are due on demand, unsecured and bear interest at 8% per annum.

During the three months ended April 30, 2013 and 2012 interest expense of $7,022 and $6,716, respectively, was incurred on the related party notes.

Transactions with Related Parties

During the three months ended April 30, 2013 and 2012, the Company incurred the following direct expenses with related parties:

	April 30, 2013	April 30, 2012

Consulting fees paid or accrued to a company owned by the Chief Financial Officer	$10,000	$74,764
Consulting fees donated by a company owned by the Chief Financial Officer	20,000	-
Mineral exploration fees paid to a company controlled by two directors	-	93,154
Administration and rental fees paid to a company controlled by a major shareholder	3,493	3,408
	$33,493	$171,326

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. In addition to direct expenses, the Company has also agreed to reimburse certain related parties for expenses they incurred on the Company’s behalf, including advertising, travel, and office expenses.

NOTE 3 – UNPROVED MINERAL PROPERTIES

At April 30, 2013, the Company has three active projects, which it is currently exploring and evaluating: the Farellon, Perth, and Mateo. These properties consist of both mining and exploration claims.

Mineral Claims	Balance, January 31, 2013	Additions / Payments	Property Taxes Paid / Accrued	Impairment(4)	Balance, April 30, 2013
Farellon Project
Farellon Alto 1-8(1)	$580,234	$-	$4,710	$(4,838)	$580,106
Cecil	54,076	-	1,938	(8,032)	47,982
	634,310	-	6,648	(12,870)	628,088
Perth Project
Perth(3)	75,346	(37,500)	21,153	-	58,999

Mateo Project
Margarita	19,099	-	476	-	19,575
Che (2)	25,079	-	646	-	25,725
Irene	48,142	-	510	-	48,652
Mateo	50,635	-	16,758	-	67,393
	142,955	-	18,390	-	161,345

Generative Claims	-	6,000	-	(6,000)	-

Total Costs	$852,611	$(31,500)	$46,191	$(18,870)	$848,432

(1) The claim is subject to a 1.5% royalty on the net sales of minerals extracted from the property to a total of $600,000. The royalty payments are due monthly once exploitation begins, and are subject to minimum payments of $1,000 per month. The Company has no obligation to pay the royalty if it does not commence exploitation.
(2) The claims are subject to a 1% royalty on the net sales of minerals extracted from the property to a total of $100,000. The royalty payments are due monthly once exploitation begins and are not subject to minimum payments. The Company has no obligation to pay the royalty if it does not commence exploitation.
(3) See Perth Project discussion below.
(4) See abandoned claims below.

Perth Project

On April 30, 2013, the Company granted Geoactiva SpA (“Geoactiva”) an option to purchase 100% of the Perth Property through the execution of a mining option purchase agreement (the “Option Agreement”).

To maintain the option and acquire the property, Geoactiva agreed to pay the Company $1,000,000, of which $37,500 was paid on April 30, 2013, and incur exploration expenses over 48 months as set out in the following table

Date	Option Payments	Exploration Expenditures
April 30, 2013 (paid)	$37,500	$-
October 30, 2013	37,500	-
April 30, 2014	50,000	500,000
October 30, 2014	50,000	-
April 30, 2015	100,000	1,000,000
October 30, 2015	100,000	-
April 30, 2016	125,000	1,000,000
October 30, 2016	250,000	-
April 30, 2017	250,000	1,000,000
Total	$1,000,000	$3,500,000

Upon exercise of the Option Agreement and once the commercial production begins, Geoactiva will pay the Company Net Smelter Royalty (“NSR”) of 1.5% from the sale of gold, copper, and cobalt extracted from the Perth property. At any time after the exercise of the Option Agreement and Geoactiva’s fulfilment of the investment commitment of $3,500,000 in exploration expenditures, Geoactiva may purchase 100% of the NSR as follows:

Gold: paying $5 per inferred ounce of gold, according to the definition of Inferred Mineral Resource in the CIM Definition Standards on Mineral Resources and Mineral Reserves.
Copper: $0.005 per inferred ounce of copper, according to the definition of Inferred Mineral Resource in the CIM Definition Standards on Mineral Resources and Mineral Reserves.
Cobalt: If Geoactiva acquires the NSR with respect to gold, copper, or both, the NSR relating to cobalt will be terminated.

Abandoned claims

During the three months ended April 30, 2013, the Company wrote off $6,000 in payments for generative claims that it decided not to pursue. The Company also removed its liability on property taxes that were accrued on the Farellon 4 through 9, the Cecil 1-40 and the Burghley claims that it abandoned. The total property taxes accrued on these claims amounted to $12,870.

During the year ended January 31, 2013, the Company abandoned the Veta Negra property and wrote off $81,233 in mineral property costs.

The project consisted of the Veta Negra, Exon and Pibe mining claims as well as several exploration claims. Together, the Veta Negra and Exon claims were subject to semi-annual option payments totaling $107,500 and a 1.5% royalty on the net sales of minerals extracted to a total of $500,000. The Pibe claim was subject to semi-annual option payments totaling $500,000 and a 1.5% royalty on the net sales of minerals extracted to a total of $1,000,000.

In addition, the Company abandoned several generative mineral claims with a paid cost of $1,926 as it decided not to pursue exploration of the claims.

NOTE 4 – COMMON STOCK

During the three months ended April 30, 2013, the Company did not have any transactions that resulted in issuance of its common stock.

Warrants	April 30, 2013	January 31, 2013
Opening Balance	7,187,001	7,459,666
Granted	-	267,335
Exercised	-	(500,000)
Expired	-	(40,000)
Closing Balance	7,187,001	7,187,001

On April 5, 2013, the Company extended the term of the warrants issued as part of the April 7, 2011 private equity financing for an additional year, from April 7, 2013 to April 7, 2014, and lowered the exercise price to $0.10. The fair value of the modified warrants is $526,690.

The weighted average life and weighted average exercise price of the warrants at April 30, 2013 is 0.94 years and $0.12, respectively.

Options
There were no options issued during the three months ended April 30, 2013.

The 1,040,000 options issued on September 2, 2011 as part of the Red Metal Resources Ltd. 2011 Equity Incentive Plan and which were outstanding at April 30, 2013 have a weighted average life and exercise price of 0.34 years and $0.50, respectively.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Red Metal Resources, Ltd.:

We have audited the accompanying consolidated balance sheets of Red Metal Resources Ltd. (the “Company”) (an exploration stage company) as at January 31, 2013 and January 31, 2012 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended and the cumulative period from January 10, 2005 (inception) to January 31, 2013.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at January 31, 2013 and January 31, 2012 and the results of its operations and its cash flows for the years then ended and for the period from January 10, 2005 (inception) to January 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has not generated revenues since inception, has incurred losses in developing its business, and further losses are anticipated.  The Company requires additional funds to meet its obligations and the costs of its operations.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are described in Note 1.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DMCL
DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
April 17, 2013

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

	January 31, 2013	January 31, 2012

ASSETS
Current assets

Cash	$3,151	$24,467
Prepaids and other receivables	991	45,156
Total current assets	4,142	69,623

Equipment, net	12,224	16,713
Unproved mineral properties	852,611	796,828
Total assets	$868,977	$883,164

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities

Accounts payable	$302,018	$206,675
Accrued liabilities	142,126	121,701
Due to related parties	1,308,982	905,562
Notes payable to related party	334,128	236,820
Total liabilities	2,087,254	1,470,758

Stockholders' deficit

Common stock, $0.001 par value, authorized 500,000,000, 17,956,969 and 17,189,634 issued and outstanding at January 31, 2013 and 2012	17,957	17,190
Additional paid in capital	5,958,101	5,466,744
Deficit accumulated during the exploration stage	(7,085,429)	(5,985,007)
Accumulated other comprehensive loss	(108,906)	(86,521)
Total stockholders' deficit	(1,218,277)	(587,594)
Total liabilities and stockholders' deficit	$868,977	$883,164

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year ended January 31,		From January 10, 2005 (Inception)
	2013	2012	to January 31, 2013
Revenue

Royalties	$-	$-	$15,658
Geological services	7,804	-	7,804
	7,804	-	23,462
Operating expenses
Administration	40,355	44,056	359,551
Advertising and promotion	39,840	202,125	567,075
Amortization	4,489	3,107	7,596
Automobile	7,166	27,662	100,547
Bank charges	6,346	6,374	29,332
Consulting fees	232,068	318,914	1,017,330
Interest on current debt	165,387	104,314	378,495
IVA expense	4,640	33,780	38,420
Mineral exploration costs	231,852	1,156,868	2,137,106
Office	21,189	25,631	74,126
Professional development	-	-	5,116
Professional fees	105,468	225,858	799,605
Rent	13,579	13,582	68,850
Regulatory	39,651	28,433	116,730
Travel and entertainment	32,223	96,014	324,903
Salaries, wages and benefits	81,148	84,029	217,859
Stock based compensation	-	527,318	527,318
Foreign exchange loss	(334)	14,653	14,618
Write-down of unproved mineral properties	83,159	15,470	324,314
	1,108,226	2,928,188	7,108,891

Net loss	$(1,100,422)	$(2,928,188)	$(7,085,429)

Net loss per share - basic and diluted	$(0.06)	$(0.19)

Weighted average number of shares outstanding - basic and diluted	17,865,307	15,759,661

The accompanying notes are an integral part of these consolidated financial statements

 RED METAL RESOURCES LTD.
 (AN EXPLORATION STAGE COMPANY)
 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
 FOR THE PERIOD FROM JANUARY 10, 2005 (INCEPTION) TO  JANUARY 31, 2013

	Common Stock Issued				Accumulated
	Number of Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive (Loss)	Total
Balance at January 10, 2005 (Inception)	-	$-	$-	$-	$-	$-

Net loss	-	-	-	(825)	-	(825)

Balance at January 31, 2005	-	-	-	(825)	-	(825)

Common stock issued for cash	5,525,000	5,525	53,725	-	-	59,250
Common stock adjustment	45	-	-	-	-	-
Donated services	-	-	3,000	-	-	3,000
Net loss	-	-	-	(12,363)	-	(12,363)

Balance at January 31, 2006	5,525,045	5,525	56,725	(13,188)	-	49,062

Donated services	-	-	9,000	-	-	9,000
Net loss	-	-	-	(43,885)	-	(43,885)

Balance at January 31, 2007	5,525,045	5,525	65,725	(57,073)	-	14,177

Donated services	-	-	2,250	-	-	2,250
Return of common stock to treasury	(1,750,000)	(1,750)	1,749	-	-	(1)
Common stock issued for cash	23,810	24	99,976	-	-	100,000
Net loss	-	-	-	(232,499)	-	(232,499)

Balance at January 31, 2008	3,798,855	3,799	169,700	(289,572)	-	(116,073)

Common stock issued for cash	357,147	357	1,299,643	-	-	1,300,000
Net loss	-	-	-	(1,383,884)	-	(1,383,884)
Foreign currency exchange loss	-	-	-	-	(21,594)	(21,594)

Balance at January 31, 2009	4,156,002	4,156	1,469,343	(1,673,456)	(21,594)	(221,551)

Common stock issued for cash	1,678,572	1,678	160,822	-	-	162,500
Common stock issued for debt	3,841,727	3,843	1,148,675	-	-	1,152,518
Net loss	-	-	-	(710,745)	-	(710,745)
Foreign currency exchange loss	-	-	-	-	(35,816)	(35,816)

Balance at January 31, 2010	9,676,301	9,677	2,778,840	(2,384,201)	(57,410)	346,906

Common stock issued for cash	540,000	540	134,460	-	-	135,000
Net loss for the year ended January 31, 2011	-	-	-	(672,618)	-	(672,618)
Foreign currency exchange loss	-	-	-	-	(13,438)	(13,438)

Balance at January 31, 2011	10,216,301	10,217	2,913,300	(3,056,819)	(70,848)	(204,150)

Common stock issued for cash	6,290,000	6,290	1,821,810	-	-	1,828,100
Common stock issued for debt	433,333	433	129,567	-	-	130,000
Warrants exercised for cash	83,333	83	24,916	-	-	24,999
Warrants exercised for debt	166,667	167	49,833	-	-	50,000
Stock options	-	-	527,318	-	-	527,318
Net loss for the year ended January 31, 2012	-	-	-	(2,928,188)	-	(2,928,188)
Foreign currency exchange loss	-	-	-	-	(15,673)	(15,673)

Balance at January 31, 2012	17,189,634	17,190	5,466,744	(5,985,007)	(86,521)	(587,594)

Warrants exercised for cash	500,000	500	149,500	-	-	150,000
Common stock issued for cash	267,335	267	120,034	-	-	120,301
Extinguishment of related party debt	-	-	191,823	-	-	191,823
Donated services	-	-	30,000	-	-	30,000
Net loss for the year ended January 31, 2013	-	-	-	(1,100,422)	-	(1,100,422)
Foreign currency exchange loss	-	-	-	-	(22,385)	(22,385)

Balance at January 31, 2013	17,956,969	$17,957	$5,958,101	$(7,085,429)	$(108,906)	$(1,218,277)

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended Janaury 31,		From January 10, 2005 (Inception)
	2013	2012	to January 31, 2013
Cash flows used in operating activities:
Net loss	$(1,100,422)	$(2,928,188)	$(7,085,429)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and rent	30,000	-	44,250
Write-down of unproved mineral properties	83,159	15,470	324,315
Amortization	4,489	3,107	7,596
Stock based compensation	-	527,318	527,318

Changes in operating assets and liabilities:
Prepaids and other receivables	44,165	(7,584)	(991)
Accounts payable	95,343	10,018	302,018
Accrued liabilities	20,425	31,380	282,850
Due to related parties	595,243	395,451	1,838,829
Accrued interest on notes payable to related party	22,829	8,996	105,575

Net cash used in operating activities	(204,769)	(1,944,032)	(3,653,669)

Cash flows used in investing activities:
Purchase of equipment	-	(19,820)	(19,820)
Acquisition of unproved mineral properties	(138,942)	(150,269)	(1,315,980)

Net cash used in investing activities	(138,942)	(170,089)	(1,335,800)

Cash flows provided by financing activities:
Cash received on issuance of notes payable to related party	131,032	306,889	1,292,311
Repayment of related party notes, including accrued interest	(56,553)	(14,382)	(70,935)
Proceeds from issuance of common stock	270,301	1,853,099	3,880,150

Net cash provided by financing activities	344,780	2,145,606	5,101,526

Effects of foreign currency exchange	(22,385)	(15,673)	(108,906)

Increase (decrease) in cash	(21,316)	15,812	3,151

Cash, beginning	24,467	8,655	-

Cash, ending	$3,151	$24,467	$3,151

Supplemental disclosures:
Cash paid for:
Income tax	$-	$-	$-
Interest	$(6,553)	$(1,778)	$(8,331)

The accompanying notes are an integral part of these consolidated financial statements

RED METAL RESOURCES LTD.
(AN EXPLORATION STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JANUARY 31, 2013

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

Nature of Operations
Red Metal Resources Ltd. (the “Company”) was incorporated on January 10, 2005, under the laws of the State of Nevada.  On August 21, 2007, the Company acquired a 99% interest in Minera Polymet Limitada (“Polymet”), a limited liability company formed on August 21, 2007, under the laws of the Republic of Chile. The Company is involved in acquiring and exploring mineral properties in Chile.  The Company has not determined whether its properties contain mineral reserves that are economically recoverable.

The Company’s consolidated financial statements are prepared on a going concern basis in accordance with US generally accepted accounting principles (“GAAP”) which contemplates the realization of assets and discharge liabilities and commitments in the normal course of business.  The Company is in the exploration stage.  It has generated only minimal operating revenues to date, and has accumulated losses of $7,085,429 since inception.  The Company has funded its operations through the issuance of capital stock and debt.  Management plans to raise additional funds through equity and/or debt financings, and by entering into joint venture agreements.  There is no certainty that further funding will be available as needed.  These factors raise substantial doubt about the ability of the Company to continue operating as a going concern.  The Company’s ability to continue its operations as a going concern, realize the carrying value of its assets, and discharge its liabilities in the normal course of business is dependent upon its ability to raise new capital sufficient to fund its commitments and ongoing losses, and ultimately on generating profitable operations.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
These consolidated financial statements and related notes are presented in accordance with US GAAP, and are expressed in United States dollars. The Company has not produced revenues from its principal business and is an exploration stage company as defined by “Accounting and Reporting by Development Stage Enterprises.” These financial statements include the accounts of the Company and its wholly owned subsidiary, Polymet. All intercompany transactions and balances have been eliminated.

Reclassifications
Certain comparative amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the consolidated results of operations or financial position for any year presented.

Accounting Estimates
The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect certain of the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. The Company regularly evaluates estimates and assumptions. The Company bases its estimates and assumptions on current facts, historical experience and various other factors it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. The most significant estimates with regard to these financial statements relate to carrying values of unproved mineral properties, asset retirement obligations, fair value of stock based transactions, and future deferred income tax rates.

Asset Retirement Obligations
The Company records the fair value of an asset retirement obligation as a liability in the period in which it incurs an obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and/or normal use of the assets. The estimated fair value of the asset retirement obligation is based on the current cost escalated at an inflation rate and discounted at a credit adjusted risk-free rate. This liability is capitalized as part of the cost of the related asset and amortized over its useful life.  The liability accretes until the Company settles the obligation.  To date the Company has not incurred any measurable asset retirement obligations.

Long Lived Assets
The carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Fair Value of Financial Instruments
The estimated fair values for financial instruments are determined at points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair value of cash, other receivables, amounts due to related parties and accounts payable approximates their carrying value due to their short-term nature.

Foreign Currency Translation and Transaction
The functional currency for the Company’s foreign subsidiary is the Chilean peso.  The Company translates assets and liabilities to US dollars using year-end exchange rates, translates unproved mineral properties using historical exchange rates, and translates revenues and expenses using average exchange rates during the period. Exchange gains and losses arising from the translation of foreign entity financial statements are included as a component of other comprehensive loss.

Transactions denominated in currencies other than the functional currency of the legal entity are re-measured to the functional currency of the legal entity at the year-end exchange rates.  Any associated transactional currency re-measurement gains and losses are recognized in current operations.

Revenue Recognition
The Company records revenues and royalties from the sale of minerals when persuasive evidence of an arrangement exists, the minerals have been delivered to the customer and the risk of ownership or title has been transferred, and collectability is reasonably assured.

Income Taxes
Income taxes are determined using the liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes that date of enactment.  In addition, a valuation allowance is established to reduce any deferred tax asset for which it is determined that it is more likely than not that some portion of the deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes by applying a two-step method. First, it evaluates whether a tax position has met a more likely than not recognition threshold, and second, it measures that tax position to determine the amount of benefit, if any, to be recognized in the financial statements. The application of this method did not have a material effect on the Company's financial statements.

Loss per Share
The Company presents both basic and diluted loss per share (“LPS”) on the face of the statements of operations. Basic LPS is computed by dividing net loss available to common shareholders by the weighted average number of shares outstanding during the year. Diluted LPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method. Diluted LPS excludes all dilutive potential shares if their effect is anti-dilutive.

Mineral Properties
Realization of the Company's investment in and expenditures on mineral properties is dependent upon the establishment of legal ownership, the attainment of successful production from the properties or from the proceeds of their disposal.

Title to mineral properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyancing history characteristics of many mineral properties. To the best of its knowledge the Company believes all of its unproved mineral interests are in good standing and that it has title to all of these mineral interests.

The Company classifies its mineral rights as tangible assets and accordingly acquisition costs are capitalized as mineral property costs. Mineral exploration costs are expensed as incurred until commercially mineable deposits are determined to exist within a particular property.

Stock Options and Other Share-Based Compensation
For equity awards, such as stock options, total compensation cost is based on the grant date fair value and for liability awards, such as stock appreciation rights, total compensation cost is based on the settlement value. The company recognizes stock-based compensation expense for all awards over the service period required to earn the award, which is the shorter of the vesting period or the time period an employee becomes eligible to retain the award at retirement.

Recently Adopted Accounting Guidance
The Company has reviewed recently issued accounting pronouncements and plans to adopt those that are applicable to it. It does not expect the adoption of these pronouncements to have a material impact on its financial position, results of operations or cash flows.

NOTE 3 – RELATED-PARTY TRANSACTIONS

The following amounts were due to related parties as at:

	January 31, 2013	January 31, 2012

Due to a company owned by an officer (a)	$269,097	$190,608
Due to a company controlled by directors (b)	894,377	658,950
Due to a company controlled by a major shareholder (a)	94,588	51,957
Due to a major shareholders (a)	50,920	-
Due to an officer of Chilean subsidiary (a)	-	4,047
Total due to related parties	$1,308,982	$905,562

Note payable to a former related party (c)	$-	$56,164
Note payable to a director (d)	136,532	55,129
Note payable to a chief financial officer (d)	9,210	8,502
Note payable to a major shareholder (d)	118,797	53,115
Note payable to a company controlled by directors (d)	69,589	63,910
Total notes payable to related parties	$334,128	$236,820

(a) Amounts are unsecured, are due on demand and bear no interest.
(b) Amount is unsecured, due on demand, and bears simple interest at 10%
(c) The note payable was due on demand, unsecured and bore interest at 6% per annum. The principle of $50,000 and accumulated interest of $6,553 were paid in full on March 13, 2012.
(d) The notes payable to related parties are due on demand, unsecured and bear interest at 8% per annum.

Transactions with Related Parties

During the years ended January 31, 2013 and 2012, the Company incurred the following direct expenses with related parties:

	January 31, 2013	January 31, 2012

Consulting fees and other business expenses paid to a company owned by the Chief Financial Officer	$163,071	$298,397
Consulting fees donated by a company owned by the Chief Financial Officer	30,000	-
Investor relations and mineral exploration and other business expenses paid to a company controlled by two directors	359,338	665,945
Administration and rental fees paid to a company controlled by a major shareholder	17,530	48,990
Administration expenses paid to an officer of the Company’s Chilean subsidiary	-	47,315
	$569,939	$1,060,647

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. In addition to direct expenses, the Company has also agreed to reimburse certain related parties for expenses they incurred on the Company’s behalf, including advertising, travel, and office expenses.

During the year ended January 31, 2013, the Company recorded $30,000 in donated consulting services.

During the year ended January 31, 2013, debt owing by the Company to related parties of $191,823 was forgiven. The gain on the extinguishment of debt was recorded in additional paid-in capital.

NOTE 4 – UNPROVED MINERAL PROPERTIES

At January 31, 2013, the Company has three active projects, which it is currently exploring and evaluating: the Farellon, Perth, and Mateo. These properties consist of both mining and exploration claims. During the year ended January 31, 2013, the Company decided not to proceed with its Veta Negra Project and other generative claims and wrote off all acquisition costs associated with these properties.

Mineral Claims	Balance, January 31, 2012	Additions	Property Taxes Paid / Accrued	Impairment	Balance, January 31, 2013
Farellon Project
Farellon Alto 1-8(1)	$552,976	$13,142	$14,116	$-	$580,234
Cecil	41,746	-	12,330	-	54,076
	594,722	13,142	26,446	-	634,310
Perth Project
Perth	19,371	20,031	35,944	-	75,346

Mateo Project
Margarita	18,195	-	904	-	19,099
Che (2)	23,895	-	1,184	-	25,079
Irene	47,174	-	968	-	48,142
Mateo	33,065	15,634	1,936	-	50,635
	122,329	15,634	4,992	-	142,955
Veta Negra Project(3)
Veta Negra	18,480	9,247	10,129	(37,856)	-
Pibe	40,000	-	3,377	(43,377)	-
	58,480	9,247	13,506	(81,233)	-

Generative Claims	1,926	-	-	(1,926)	-

Total Costs	$796,828	$58,054	$80,888	(83,159)	$852,611

(1) The claim is subject to a 1.5% royalty on the net sales of minerals extracted from the property to a total of $600,000. The royalty payments are due monthly once exploitation begins, and are subject to minimum payments of $1,000 per month. The Company has no obligation to pay the royalty if it does not commence exploitation.
(2) The claims are subject to a 1% royalty on the net sales of minerals extracted from the property to a total of $100,000. The royalty payments are due monthly once exploitation begins and are not subject to minimum payments. The Company has no obligation to pay the royalty if it does not commence exploitation.
(3) See abandoned claims below.

Abandoned claims

During the year ended January 31, 2013, the Company abandoned the Veta Negra property and wrote off $81,233 in mineral property costs.

The project consisted of Veta Negra, Exon and Pibe mining claims as well as several exploration claims. Veta Negra and Exon claims were a subject to semi-annual option payments totaling $107,500 and a 1.5% royalty on the net sales of minerals extracted to a total of $500,000. Pibe claim was a subject to semi-annual option payments totaling $500,000 and a 1.5% royalty on the net sales of minerals extracted to a total of $1,000,000.

In addition, the Company abandoned several generative mineral claims with a paid cost of $1,926 as it decided not to pursue exploration of the claims.

NOTE 5 – COMMON STOCK

On April 12, 2012, the Company issued 267,335 units at a price of $0.45 per unit for cash of $120,301. Each unit consists of one common share and one share purchase warrant. Each share purchase warrant is exercisable at $0.65 for two years. A value of $nil was attributed to these warrants.

On March 5, 2012, warrants to purchase 400,000 shares of common stock were exercised at $0.30 per share.  The Company received $120,000 for this exercise.

On February 7, 2012, warrants to purchase 100,000 shares of common stock were exercised at $0.30 per share.  The Company received $30,000 for this exercise.

On April 7, 2011, the Company issued 6,723,333 units at a price of $0.30 per unit for a total of $2,017,000. Each unit consists of one share of common stock and one common share purchase warrant. The warrants have an exercise price of $0.50 per share and are exercisable for a period of two years. The warrants contain a call provision which allows the Company to call the warrants upon the occurrence of certain conditions. The net proceeds to the Company from the offering were $1,862,462 after legal fees of $95,638 and agent commissions of $58,900. The net proceeds included cash proceeds of $1,828,100 and converted loans in the amount of $130,000. Also, 196,333 common share purchase warrants were issued to agents in connection with this financing. A fair value of $73,263 was assigned to these warrants calculated using the Black-Scholes option price model using the following assumptions:

April 7, 2011
Risk-free interest rate	0.81%
Expected life of options (years)	2
Expected annualized volatility	246%
Expected dividend rate	-%

During the year ended January 31, 2012, the Company issued 250,000 shares of common stock with the exercise of 250,000 warrants for cash proceeds of $24,999.

As part of the warrants exercised above, a $50,000 loan was converted into 166,667 shares.

Warrants	January 31, 2013	January 31, 2012
Balance, January 31, 2012	7,459,666	790,000
Granted	267,335	6,919,666
Exercised	(500,000)	(250,000)
Expired	(40,000)	-
Balance, January 31, 2013	7,187,001	7,459,666

The weighted average life and weighted average exercise price of the warrants at January 31, 2013, is 0.22 years and $0.51, respectively.

Options
There were no options issued during the year ended January 31, 2013.

On September 2, 2011, the Company adopted the Red Metal Resources Ltd. 2011 Equity Incentive Plan (the “Plan”) and reserved 1,600,000 shares of the Company’s common stock for awards under the Plan. The Plan will terminate 10 years from the date of adoption. On September 2, 2011, the Company’s board of directors granted 1,040,000 options to purchase the Company’s common stock to certain officers, directors, and consultants, including 230,000 options granted to each of the Company’s Chief Executive Officer, Chief Financial Officer, and Vice President of Exploration. The options are exercisable at $0.50 for a term of two years and vest upon grant.

The Company recorded $527,318 as employee stock-based expense, which was calculated using the following assumptions under the Black-Scholes option-pricing model:

September 2, 2011
Risk-free interest rate	0.20%
Expected life of options (years)	2
Expected annualized volatility	246%
Expected dividend rate	-%

The weighted average life and weighted average exercise price of the 1,040,000 options outstanding at January 31, 2013, is 0.58 years and $0.50, respectively

NOTE 6 – INCOME TAXES

The provision for income taxes differs from the amount that would have resulted in applying the combined federal statutory tax rate as follows:

	January 31, 2013	January 31, 2012
Loss before discontinued operations and non-controlling interest	$(1,100,422)	$(2,928,189)
Statutory income tax rate	34%	34%
Expected in tax recovery at statutory income tax rates	$(374,143)	$(995,584)
Non-deductible expenses	157,142	196,535
Difference in foreign tax rates	19,433	253,546
Change in valuation allowance	197,568	545,503
Income tax recovery	$-	$-

Temporary differences that give rise to the following deferred income tax assets and liabilities at are:

	January 31, 2013	January 31, 2012
Deferred income tax assets
Federal loss carryforwards	$1,002,407	$824,272
Foreign loss carryforwards	477,224	471,928
Mineral properties	55,134	40,997
	1,534,765	1,337,197
Valuation allowance	(1,534,765)	(1,337,197)
	$-	$-

 The Company has $2,948,256 of United States federal net operating loss carry forwards that may be offset against future taxable income. These losses expire as follows:

2026	$1,188
2027	14,932
2028	231,644
2029	430,210
2030	378,766
2031	508,891
2032	858,698
2033	523,927
$2,948,256

The Company also has $3,314,282 of Chilean tax losses.  The Chilean tax losses can be carried forward indefinitely.

NOTE 7 – CHILEAN VALUE ADDED TAX / IMPUESTO AL VALOR AGREGADO ("IVA")

During the year ended January 31, 2013, the Company recorded $4,640 (2011 - $131,980) in Chilean Value Added Tax, which was included in operating costs. This IVA is recoverable from future IVA payable.  During the years ended January 31, 2013 and January 31, 2012, the Company received $0 in IVA tax recovered.

NOTE 8 – SUBSEQUENT EVENTS

On February 11, 2013, the Company entered into a Memorandum of Understanding whereby a third party intends to acquire 100% of the Company’s interest in the Perth claims through the execution of a mining option purchase agreement. The third party has 60 days from February 11, 2013 to conduct its due diligence on the Perth Property. On April 5, 2013, the Company extended the Due Diligence period until May 11, 2013. The option agreement has a term of 48 months with semi-annual payments totaling $1,000,000 and accumulated expenditures to be incurred totalling $3,500,000. The claims are subject to a 1.5% royalty on the sales of minerals extracted.

Subsequent to January 31, 2013, the Company repriced 6,919,666 warrants from $0.50 to $0.10 and extended the expiration date from April 7, 2013 to April 7, 2014.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling stockholder. The estimated expenses of issuance and distribution are set forth below.

SEC filing fee	$504(1)
Legal expenses	$25,000
Accounting expenses	$5,000	*
Miscellaneous	$250	*
Total	$30,250	*
* Estimate
(1) Paid on May 16, 2011.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article VIII of our articles of incorporation provide that a director or officer of the corporation is not personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.  However, Article VIII does not eliminate or limit the liability of a director or officer for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of dividends. Any repeal or modification of Article VIII by the stockholders of the corporation is prospective only, and cannot adversely affect any limitation on the personal liability of a director or officer of the corporation for acts and omissions prior to the repeal or modification.

Article IX of our articles of incorporation and Article XI of our bylaws provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, because he, or a person of whom he is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connections therewith. This right of indemnification is a contract right and may be enforced in any manner desired by the indemnified person.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  This right of indemnification is not exclusive of any other right which the directors, officers or representatives may have or acquire, and they are entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under Article IX.

The indemnification provided in Article IX continues as to a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of his heirs, executors and administrators.

Article IX of our articles of incorporation and Article XI of our bylaws also provide that the board of directors may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.

Finally, Article IX of our articles of incorporation provides that the board of directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation, or is or was serving at the request of the corporation as director or officer of another corporation, or as is representative in a partnership, joint venture, trust or other enterprises against any liability asserted against the person and incurred in any such capacity or arising out of such status, whether or not the corporation would have the power to indemnify the person.  Article XI of our bylaws provides that the board of directors may from time to time adopt further bylaws with respect to indemnification and may amend the bylaws to provide at all times the fullest indemnification permitted by the General Corporation Law of the State of Nevada.

RECENT SALES OF UNREGISTERED SECURITIES

On April 7, 2011, we entered into a Securities Purchase Agreement with certain investors for the sale of approximately 6,723,333 Units at a price of $.30 per unit. Each unit consists of one share of Common Stock and one warrant to purchase one share of Common Stock. The warrants had an exercise price of $0.50 per share and are exercisable for a period of two years.  The net proceeds to the Company from the offering, after deducting placement agent fees and estimated offering expenses were approximately $1,862,462.  We relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.

The following table presents additional unregistered securities that we have issued in the last three years.

Sales of Unregistered Securities
	Shares				Warrants
Date of issue	Number		Price	Proceeds	Number	Price	Expiry

January 19, 2010	250,000	(6)	$0.25	62,500	250,000	$0.30	January 19, 2012
January 19, 2010	3,841,727	(1)	$0.30	1,152,518	n/a	n/a	n/a
March 23, 2010	200,000	(6)	$0.25	50,000	200,000	$0.30	March 23, 2012
March 29, 2010	200,000	(6)	$0.25	50,000	200,000	$0.30	March 29, 2012
April 14, 2010	40,000	(6)	$0.25	10,000	40,000	$0.30	April 14, 2012(5)
April 20, 2010	100,000	(6)	$0.25	25,000	100,000	$0.30	April 20, 2012
April 7, 2011	6,723,333	(7)	$0.30	2,017,000	6,919,666	$0.50	April 7, 2014
November 28, 2011	200,000	(2)(8)	$0.30	60,000	n/a	n/a	n/a
January 26, 2012	50,000	(2)(11)	$0.30	15,000	n/a	n/a	n/a
February 7, 2012	100,000	(3)(8)	$0.30	30,000	n/a	n/a	n/a
March 5, 2012	400,000	(4)(8)	$0.30	120,000	n/a	n/a	n/a
April 12, 2012	267,335	(9)	$0.45	120,301	267,335	$0.65	April 27, 2014

(1) These shares were issued to pay three related-party creditors.
(2) Shares were issued upon exercise of the warrants issued on January 19, 2010.
(3) Shares were issued upon exercise of the warrant issued on April 20, 2010.
(4) Shares were issued upon exercise of the warrants issued on March 23, 2010 and March 29, 2010.
(5) These warrants expired unexercised.
(6) These shares were issued pursuant to the exemption from registration contained under Regulation S of the Securities Act of 1933.
(7) The Company relied upon an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated under the Securities Act or Rule 903 of Regulation S promulgated under the Securities Act.
(8) The shares were issued relying on Section 4(2) of the Securities Act of 1933 inasmuch as the purchaser was an accredited investor.
(9) The shares were issued relying on the registration exemption in Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended, as the purchaser was not a U.S. person and was not acquiring the stock for the account or benefit of a U.S. person.

Except as set forth above, we sold all of the above-mentioned securities to non-US persons in offshore transactions, relying on the registration exemption in Rule 903 of Regulation S promulgated under the Securities Act of 1933, as amended. We did not engage in any directed selling efforts in the United States, and each investor represented to us that the investor was not a U.S. person and was not acquiring the stock for the account or benefit of a U.S. person. The subscription agreements included statements that the securities had not been registered pursuant to the Securities Act and could not be offered or sold in the United States unless they are registered under the Securities Act or an exemption from registration is available to the seller. Each investor agreed (i) to resell the securities only in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, (ii) that we must refuse to register any sale of the securities purchased unless the sale is in accordance with the provisions of Regulation S or pursuant to registration or an exemption from registration under the Securities Act, and (iii) not to engage in hedging transactions with the securities purchased unless the transaction complies with the Securities Act. The certificates representing the securities issued were endorsed with a restrictive legend confirming that the securities had been issued pursuant to Regulation S of the Securities Act and could not be resold without registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act.

We gave each investor adequate access to sufficient information about the company to make an informed investment decision.  We sold none of the securities through underwriters and had no underwriting discounts or commissions; and we granted no registration rights to any of the investors.

EXHIBITS

Exhibit/ Number	Description
3.1.1	Articles of Incorporation(1)
3.1.2	Certificate of Amendment to Articles of Incorporation(2)
3.2	Bylaws (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP**
10.1	Agreement to assign contract for the option to purchase mining holdings dated September 25, 2007 between Minera Farellon Limitada and Minera Polymet Limitada(3)
10.2	Contract for the option to purchase mining holdings dated May 2, 2007 between Compañia Minera Romelio Alday Limitada and Minera Farellon Limitada(3)
10.3	Amendment number 1 to Agreement to assign contract for the option to purchase mining holdings dated November 20, 2007(4)
10.4
Contract for the option to purchase mining holdings dated October 10, 2008 between Minera Farellon Limitada and Minera Polymet Limitada(6), Amendment #1 dated October 10, 2008 and Amendment #2 dated April 7, 2009(5)

10.5	Letter of intent for the purchase of Pertenencia Irene Una al Dos dated February 2, 2009 between Minera Farellon Limitada and Minera Polymet Limitada(6)
10.6	Contract for consulting services dated April 1, 2009 between Minera Farellon Limitada and Minera Polymet Limitada(5)(7)
10.7	Contract dated September 21, 2009 with Micon International Limited for preparation of a NI 43-101 technical report(8)
10.8	Loan Agreement and Promissory Note dated February 11, 2010 between Red Metal Resources Ltd. and Wet Coast Management Corp. in favor of Wet Coast Management Corp.(9)
10.9	Securities Purchase Agreement dated as April 7, 2011(10)
10.10	Registration Rights Agreement pursuant to the Securities Purchase Agreement dated April 7, 2011(10)
10.11	Form of Warrant dated April 7, 2011(10)
10.12	Unilateral Purchase Option Contract For Mining Properties(11)
21	List of significant subsidiaries of Red Metal Resources Ltd.(6)
23.1	Consent of Independent Registered Public Accounting Firm*
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)**
101.INS***	XBRL Instance
101.SCH***	XBRL Taxonomy Extension Schema
101.CAL***	XBRL Taxonomy Extension Calculation
101.DEF***	XBRL Taxonomy Extension Definition
101.LAB***	XBRL Taxonomy Extension Labels
101.PRE***	XBRL Taxonomy Extension Presentation

(1) Incorporated by reference from the registrant’s report on Form SB-2 filed with the Securities and Exchange Commission on May 22, 2006 as file number 333-134-363.
(2) Incorporated by reference from the registrant’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on December 13, 2010.
(3) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2007.
(4) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2008.
(5) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2009.
(6) Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 filed with the Securities and Exchange Commission on May 4, 2009.
(7) Denotes a management contract.
(8) Incorporated by reference from the registrant’s report on Form 10 filed with the Securities and Exchange Commission on February 12, 2010.
(9) Incorporated by reference from the registrant’s Annual Report on Form 10-K for the fiscal year filed with the Securities and Exchange Commission on April 31, 2010.
(10) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 11, 2011.
(11) Incorporated by reference from the registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 6, 2013.
* Filed herein.
** Previously filed.
*** XBRL information is furnished and not filed or a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

UNDERTAKINGS

1.           The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

    (iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (B)(1)(i) and (B)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.           The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the Offering.

4.           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.           The undersigned registrant hereby undertakes that, for the purposes of determining liability to any purchaser:

    (i)           If the registrant is relying on Rule 430B:

   (A) For purposes of determining liability under the Securities Act of 1933, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the Offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

   (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.           The registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

   (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424;

   (ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

   (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

   (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

7.           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned registrant according the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on June 14, 2013.

RED METAL RESOURCES LTD.
A Nevada corporation

By:	/s/ Caitlin Jeffs
Caitlin Jeffs
Its:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated.

/s/ Caitlin Jeffs	June 14, 2013
Caitlin Jeffs
Chief Executive Officer, President, Secretary and Director
(Principal Executive Officer)

/s/ Joao (John) da Costa	June 14, 2013
Joao (John) da Costa
Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer) and Director

/s/ Michael Thompson	June 14, 2013
Michael Thompson
Director